Exhibit 10.1

SHARE PURCHASE AGREEMENT

dated as of December 3, 2007

by and among

VANSHIP HOLDINGS LIMITED,
a Liberian corporation,

ENERGY INFRASTRUCTURE MERGER CORPORATION
a Marshall Islands corporation

and

ENERGY INFRASTRUCTURE ACQUISITION CORP.,
a Delaware corporation

relating to the purchase of shares of companies owning
9 ocean-going vessels

i

Schedules

Schedule 1 - Carry-Over Financing

Schedule 2 - Legal Proceedings

Schedule 11(c) - Required Consents

Schedule 11(d) - Ownership of SPV Shares

Schedule 11(f) - Vessels

Schedule 11(g) - Governmental Actions

Schedule 11(j) - Tax sharing or allocation agreements

Schedule 11(p) - Material Contracts

Schedule 11(q) - Defaults; Breaches of Material Contracts

Schedule 11(r) - Business Conduct

Schedule 11(z) - Bank Accounts

Schedule 12(g) - Buyer’s Corporate Documents

Schedule 12(h) - Buyer’s outstanding shares of common stock, rights and warrants

Schedule 12(j) - Buyer’s Contractual Liabilities

Schedule 13(g) - EIAC’s Contractual Liabilities

Schedule 13(h) - EIAC’s insider loans

Schedule 13(i) - EIAC’s outstanding shares of common stock, rights and warrants and shares outstanding on a fully diluted basis

SHARE PURCHASE AGREEMENT

THIS SHARE PURCHASE AGREEMENT, dated as of December 3, 2007 (this “Agreement”), is made by and among VANSHIP HOLDINGS LIMITED, a Liberian corporation (the “Seller”), ENERGY INFRASTRUCTURE MERGER CORPORATION, a Marshall Islands corporation (the “Buyer”), and ENERGY INFRASTRUCTURE ACQUISITION CORP., a Delaware corporation (“EIAC”).

WITNESSETH:

WHEREAS, the Seller and the Buyer desire to effect the Sale and Purchase; and

WHEREAS, in connection with the Sale and Purchase, and as part of the same integrated transaction (such that neither the Sale and Purchase nor the Merger shall occur without the other), EIAC and the Buyer shall consummate the Merger.

NOW, THEREFORE, in consideration of the foregoing premises, and the mutual covenants and agreements herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

SECTION 1.  DEFINITIONS.

(a)  Definitions. For purposes of this Agreement, the following terms shall have the following meanings:

“Accounts” means together the Audited Financial Statements and the Interim Financial Statements and any other financial statements as may be provided by Seller with respect to each of the SPVs.

“Acknowledgment and Agreement” means the acknowledgment and agreement in respect of Section 6(h)(ii) of this Agreement, and also as provided by (i) Robert Ventures Limited pursuant to which it agrees not to transfer any shares of EIAC common stock issuable to it upon conversion of the convertible promissory notes in the aggregate principal amount of $2,685,000 until the earlier of the termination of this Agreement pursuant to Section 20 hereof or the consummation of the business combination and (ii) the holders of the units purchased in the Initial Private Placement pursuant to which they agree not to transfer any of the common stock contained therein until the earlier of the termination of this Agreement pursuant to Section 20 hereof or the consummation of the business combination, as required to be executed pursuant to the terms of Section 14(p) hereof, such acknowledgment and agreement to be in form and substance satisfactory to the parties hereto and thereto.

“Acquisition Proposal” means any proposal of EIAC, the Buyer or an Affiliate of either to effect a business combination with a target business (other than with the Seller).

“Acquisition Registration Statement” means the Registration Statement on Form F-4 or S-4 to be filed by the Buyer with the SEC in connection with the Sale and Purchase.

“Action” means any claim, action, suit, arbitration, inquiry, proceeding or investigation by or before any Governmental Authority.

“Affiliate” means a Person who, directly or indirectly through one or more intermediaries, controls or is controlled by, or is under common control with, such Person. For purposes of this definition, “control”, when used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise; and the terms “controlling” and “controlled” have correlative meanings.

“Ancillary Agreements” means, collectively, the Acknowledgment and Agreements, the Dividend Waiver Agreements, Employment Contracts, the Dividend Escrow Agreement, SOC Escrow Agreement, the Option Agreement and all other agreements identified herein and required to be delivered in connection herewith or therewith.

“Aggregate Purchase Price” means, collectively, the Cash Consideration, the Stock Consideration and the Warrant Consideration.

“Arab Boycott Clause” means any clause in a Charter or other contract of employment for a Vessel that warrants, confirms or implies that the Vessel (or the SPV owning such Vessel) performing thereunder complies with the Arab League boycott of Israel or indicates that such Vessel is not blacklisted by the Arab League.

“Audited Financial Statements” means, collectively, the audited individual balance sheet of each SPV for each of the three fiscal years ended as of December 31, 2004, 2005, and 2006 or from the date of their incorporation, if later, and the related audited individual statements of income, retained earnings, stockholders’ equity and cash flows of such SPV, together with all related or required notes and schedules thereto, accompanied by the reports thereon of the Seller’s Accountants, all prepared in accordance with GAAP.

“Beldan” means Beldan Marine Limited.

“Business” means the principal business of each SPV, which is ownership and chartering of VLCCs.

“business combination” shall have the meaning assigned such term in the prospectus summary of the Prospectus.

“Business Day” means a day (other than a Saturday, Sunday or public holiday) when banks in Hong Kong and New York are open for business.

“Buyer Common Stock” means the common stock, par value $.0001 per share, of the Buyer.

“Buyer Indemnitees” means, collectively, the Buyer, EIAC and their respective officers, directors, successors and permitted assigns, and each other person, if any, who controls the Buyer Indemnitees.

“Buyer’s Portion” shall have the meaning set forth in Section 18(f).

“Carry-Over Financing” means those financing arrangements described on Schedule 1 existing as of the date hereof in respect of the Vessels; provided that (a) the parties hereto shall amend and restate Schedule 1 on the Closing Date so that the financing arrangements described therein are those which the parties hereto mutually agree will exist on and after the Closing Date (such mutual agreement not to be unreasonably withheld by any party; and (b) notwithstanding anything herein to the contrary, the Seller and/or the SPVs may amend, restate, pay or prepay any of the financing arrangements listed on Schedule 1 between the date hereof and the Closing Date with the consent of EIAC and the Buyer, such consent not to be unreasonably withheld or delayed.

“Cash Consideration” means $643,000,000 minus the principal amount of any Carry-Over Financing as of the Closing Date plus the sum of the Closing Date Net Current Assets of each SPV

“Charter” means the time charter of each Vessel by the relevant SPV to the Charterer named therein, as set forth in Schedule 11(q).

“Charterer” means the time charterer of any Vessel pursuant to a Charter.

“Claims” means any and all administrative, regulatory or judicial actions, suits, demands, demand letters, claims, liens, notices of non-compliance or violation, investigations, audits, proceedings, consent orders or consent agreements.

“Closing” means completion of the Merger and the Sale and Purchase in accordance with Section 3(c).

“Closing Date” has the meaning set forth in Section 3(c).

“Closing Date Balance Sheet” for an SPV shall mean a balance sheet of the SPV prepared by Seller in accordance with GAAP reflecting the assets and liabilities of the SPV on the Closing Date.

“Closing Date Net Current Assets” of an SPV shall mean the excess of the assets of such SPV shown on the Closing Date Balance Sheet of such SPV, other than such SPV’s Vessel, over the liabilities of such SPV shown on the Closing Date Balance Sheet, other than any liability for any Carry-Over Financing.

“Code” means, except as the context may otherwise state expressly, the U.S. Internal Revenue Code of 1986, as amended.

“Competitive Business” means a business which can reasonably be regarded as being in direct competition with the Business during the Non-Compete Period.

“Disclosed Legal Proceedings” shall mean those litigations, arbitrations and other legal proceedings identified in Schedule 2.

“Disclosure Letter” means the disclosure letter dated as of the Closing Date from the Seller to the Buyer and EIAC, and any other disclosure letter dated and delivered from the Seller to the Buyer and EIAC prior to the Closing Date pursuant to Section 4(b)(x), in each case, in connection with the Seller’s representations and warranties under Section 11 hereof.

“Dividend Escrow Agreement” means the escrow agreement among the Buyer, the Escrow Agent and the parties named in Section 7(b) and (c) upon the terms and conditions of which the Dividend Waiver Securities held by the parties identified in Section 7(b) and (c) shall be held in escrow, such escrow agreement to be in form and substance reasonably acceptable to the Buyer, the Escrow Agent and the parties identified in Section 7(b) and (c).

“Dividend Waiver Agreement” means an agreement between the Buyer and the parties named in Section 7(b) and (c) pursuant to which the parties named in Section 7(b) and (c) agree to waive all rights to receive the First Year Dividend (whenever paid) in respect of the Dividend Waiver Securities, such Dividend Waiver Agreement to be in form and substance reasonably acceptable to the parties hereto and thereto.

“Dividend Waiver Securities” means all shares of Buyer Common Stock and any warrant, right, option or other form of security exercisable or convertible for Buyer Common Stock, except for an aggregate of 5,268,849 shares of EIAC common stock held by the Initial Stockholders, which are already held in escrow pursuant to the Stock Escrow Agreement (and the corresponding Shares of Buyer Common Stock to be issued upon the Merger).

“EBITDA” means, for any period, the sum of: revenue less operating expenses excluding gains or losses on disposal of property and equipment. For the avoidance of doubt, (i) depreciation and amortization, impairment of assets, non-recurring costs or expenses, extraordinary items, unusual items, and any other non operating income or expenses shall not be included in the calculation of EBITDA and (ii) all items referred to in this definition of EBITDA shall be determined in accordance with U.S. generally accepted accounting principles in effect as of the date of this Agreement.

“Effective Time” has the meaning set forth in Section 3(c)(i).

“Employee” means any person employed by any SPV under a contract of employment but does not include any crew member manning any Vessel under the applicable technical management contract.

“Employment Contract” means the agreement to be executed between each Key Person and the Buyer relating to the employment of such Key Person by the Buyer.

“Employment Legislation” means legislation applying in Hong Kong affecting contractual or other relations between employers and their employees or workers, including but not limited to any legislation and any amendment, extension or re-enactment of such legislation.

“Environmental Claims” means Claims relating in any way to any Environmental Law or any Environmental Permit, including, without limitation, (a) any and all Claims by Governmental Authorities for enforcement, cleanup, removal, response, remedial or other actions or damages pursuant to any applicable Environmental Law and (b) any and all Claims by any person seeking damages, contribution, indemnification, cost recovery, compensation or injunctive relief resulting from Hazardous Materials or arising from alleged injury or threat of injury to health, safety or the environment.

“Environmental Laws” means any federal, state, regional or foreign law, statute, treaty, regulation, policy, guidance, order, injunction, judgment or decision of any Governmental Authority relating to the protection of natural resources, the environment and public and employee health and safety and shall include, without limitation, the International Convention for the Prevention of Pollution from Ships, and, in each case, the regulations promulgated pursuant thereto, and any applicable analogous state statutes, and the regulations promulgated pursuant thereto, as such laws have been amended or supplemented.

“Environmental Permits” means all permits, approvals, identification numbers, licenses and other authorizations required under any applicable Environmental Law.

“Escrow Agent” means Fortis Capital Corp. acting through its office located at 520 Madison Avenue, New York, New York 10022.

“Escrow Shares” shall have the meaning assigned such term in the Stock Escrow Agreement.

“Estimated Tax Returns” means any Tax Returns filed or to be filed in connection with estimated Tax payments which estimated Tax payments are to be made on or before the Closing Date.

“Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended, and the rules and regulations of the SEC thereunder, as the same shall be in effect from time to time.

“Financing” shall mean a written commitment from a lending institution to make available to the Buyer a credit facility in such amount and on such terms as shall be agreed to by and among Buyer, Seller and EIAC (and without requiring any continuing guarantees or security from Seller or any Seller’s Affiliates).

“Financing Private Placement” means the private placement of up to 5 million Financing Private Placement Units at a purchase price of $10.00 per unit for an aggregate purchase price of up to $50 million.

“Financing Private Placement Unit” means a unit consisting of one share of Buyer Common Stock and one warrant to purchase one share of Buyer Common Stock, exercisable at $8.00 per warrant, substantially in the form of the IPO Warrants.

“First Anniversary” means the date corresponding to the first anniversary of the Closing Date.

“First Fiscal Year” means a fiscal year of the Buyer commencing on the Closing Date and ending on the First Anniversary.

“First Year Dividend” means a cash dividend in the amount of $1.54 per share of Buyer Common Stock to be paid for the First Fiscal Year.

“GAAP” means generally accepted accounting principles in the United States of America in effect from time to time.

“Governmental Approvals” means all governmental filings, authorizations and approvals that are required (if any) for the Merger and the Sale and Purchase.

“Governmental Authority” means any federal, national, supranational, international, state, regional, local or provincial government, governmental, regulatory or administrative authority, agency, instrumentality or commission or any court, tribunal, or judicial or arbitral body.

“Hazardous Materials” means (a) any compound or chemical that is defined, listed or otherwise classified as a toxic pollutant, toxic or hazardous substance, extremely hazardous substance or chemical or hazardous waste, medical waste, bio-hazardous or infectious waste under or regulated by Environmental Laws; (b) petroleum, petroleum-based or petroleum-derived products; and (c) polychlorinated biphenyls.

“IACS” means the International Association of Classification Societies.

“Indebtedness” means with respect to any Person to the extent required to be reflected as a liability on a balance sheet for such Person prepared in accordance with GAAP, (a) any indebtedness for borrowed money or issued in substitution for or exchange of indebtedness for borrowed money, (b) any indebtedness evidenced by any note, bond, debenture or other debt security, (c) any indebtedness for the deferred purchase price of property or services with respect to which a Person is liable, contingently or otherwise, as obligor or otherwise (other than trade payables and other current liabilities incurred in the ordinary course of business), (d) any obligations under capitalized leases with respect to which a Person is liable as obligor, (e) any indebtedness secured by a Lien on a Person’s assets, (f) any distributions payable or loans/advances payable to any Affiliates, shareholders or partners as of the Closing, which are not paid at Closing, (g) any other liabilities recorded in accordance with GAAP on the balance sheet of such Person which are not due within one year of the Closing, and (h) any accrued interest, prepayment penalties and premiums on any of the foregoing.

“Initial Private Placement” means the private placement of EIAC units made in accordance with Regulation S under the Securities Act as described in the Prospectus.

“Initial Stockholders” shall have the meaning assigned such term in the Stock Escrow Agreement.

“Initial Stockholders’ Undertaking” shall have the meaning assigned such term in Section 5(a)(vi).

“Interim Financial Statements” means the unaudited balance sheets of the SPVs as of September 30, 2006 and September 30, 2007 and the related statements of income, retained earnings, stockholders’ equity and cash flows of such SPVs, together with all related or required notes and schedules thereto applicable for financial statements of such nature, all prepared in accordance with GAAP.

“IPO” means EIAC’s initial public offering made pursuant to the Prospectus.

“IPO Warrants” means the warrants contained in the units sold to the public in connection with the IPO.

“JVCo” means the Bahamas corporation in which Seller is a shareholder.

“Key Person” means each of Captain Charles Arthur Joseph Vanderperre (“Captain Vanderperre”) and Mr. Fred Cheng.

“Knowledge of the Seller” or any similar phrase means the actual knowledge of each of Captain Vanderperre and Mr. Fred Cheng.

“Laws” in respect of any Person means any applicable national, international, federal, state, local or foreign statute, law, ordinance, regulation, rule, code, executive order, injunction, judgment, decree or other order of any Governmental Authority to which that Person is subject.

“Liabilities” means any and all debts, liabilities and obligations, whether accrued or fixed, absolute or contingent, matured or unmatured or determined or determinable, arising under any Law or Action and those arising under any contract, agreement, arrangement, commitment or undertaking.

“Lien” means any lien, mortgage, security interest, tax lien, pledge, encumbrance, conditional sale or title retention arrangement, or any other interest or equity of any Person (including any right to acquire, option or right of pre-emption) in property designated to secure the repayment of indebtedness, or other adverse claim or restriction whether arising by agreement or under any statute or law, or otherwise.

“Losses” means all direct losses, damages, judgments, awards, orders, settlements, costs and expenses (including, without limitation, interest, penalties, court costs and reasonable legal fees and expenses, but excluding any incidental damages, consequential damages, special damages, damages arising out of business interruption or lost profits, damages arising through the application of any statutory multiplier to any Losses, punitive damages or loss of reputation).

“Maritime Guideline” means any rule, code of practice, convention, protocol, guideline or similar requirement or restriction to which a Vessel is subject that is imposed or published by any Governmental Authority, the International Maritime Organization, such Vessel’s classification society or the insurer(s) of such Vessel.

“Material Adverse Effect” means any circumstance, change in, or effect on the Vessels or the SPVs that, individually or in the aggregate with any other circumstances, changes in, or effects on, the SPVs or the Vessels is, or might reasonably be expected to be, materially adverse to the business, operations, assets or liabilities, employee relationships, customer or supplier relationships, prospects, results of operations or the condition (financial or otherwise) of the SPVs or the Vessels on an individual or aggregate basis; provided, however, that “Material Adverse Effect” shall not include the impact on such business, operations, assets or liabilities, employee relationships, customer or supplier relationships, prospects, results of operations or the condition (financial or otherwise) of the SPVs or the Vessels solely arising out of or solely attributable to: (i) conditions or effects that generally affect the industries in which the SPVs or the Vessels operate (including legal and regulatory changes), (ii) effects resulting from changes in general economic or political conditions, (iii) effects resulting from changes affecting capital market conditions (including in the case of each of clauses (i) and (ii) above, any effects or conditions resulting from an outbreak or escalation of hostilities, war, acts of terrorism, political instability or other national or international calamity, crisis, emergency, epidemic or natural disaster, or any governmental or other response to any of the foregoing, in each case whether or not involving the United States), (iii) effects resulting from changes in laws or GAAP, (iv) effects relating to the announcement of the execution of this Agreement or the transactions contemplated hereby, assuming compliance with Section 19 hereof, (v) effects resulting from compliance with the terms and conditions of this Agreement or the transactions contemplated hereby by the Seller or any SPV or consented to in writing by the Buyer or (vi) effects resulting from any action or omission of the Buyer or any of its Affiliates other than as permitted or contemplated pursuant to the terms of this Agreement. For the avoidance of doubt, a Material Adverse Effect shall be measured only against past performance of the SPVs and the Vessels, and not against any forward-looking statements, financial projections or forecasts of the Seller or any SPV.

“Material Contract” has the meaning set forth in Section 11(p).

“Merger” means the business combination of EIAC with the Buyer to be effected by way of a merger in which the Buyer is the surviving corporation.

“Merger Proxy” means the Proxy Statement to be filed with the SEC by EIAC pursuant to Section 14(a) of the Exchange Act in connection with the Merger.

“NASD” shall mean the National Association of Securities Dealers, Inc., or any successor self regulatory organization.

“Non-Compete Period” means the period commencing on the Closing Date and ending on the third anniversary thereof.

“Option Vessels” means each of the newbuilding vessels described in the Option Agreement.

“Option Agreement” means the agreement to be executed between the Buyer and the Option Vessel Seller(s) pursuant to which the Buyer shall have the option to acquire the ownership interest in the Option Vessels held by such Option Vessel Seller(s) until 90 days before the delivery date of each Option Vessel at the higher of fair market value of or the price offered by a Third Party for such Option Vessel on the date of the Buyer’s proposed exercise of such option, such Option Agreement to be in form and substance reasonably acceptable to Seller, EIAC and Buyer.

“Option Vessel Seller(s)” means, in respect of the Option Vessels, the Seller and/or one or more subsidiaries of the Seller that in each case has an ownership interest in one or more of such vessels.

“Order” means any judgment, order, decree, writ, ruling, charge or injunction issued by any court or Governmental Authority or administrative body or agency or arbitral authority.

“Out-of-Pocket Expenses” shall include, but not be limited to, reasonable attorney’s fees, accountant fees and other related professional fees and disbursements.

“Permits” means all the health and safety and other permits (including, without limitation, Environmental Permits) licenses, authorizations, certificates, exemptions and approvals of Governmental Authorities necessary for the current use and operation of the relevant Vessel and the conduct of the Business.

“Permitted Liens” means (a) Liens disclosed in the Accounts or any Schedules to this Agreement, (b) Liens created or permitted by the Carry-Over Financing, (c) Liens for Taxes not yet due and payable or which are being contested diligently and in good faith by appropriate proceedings, as set forth in Schedule 2, (d) mechanics’, workmens’, repairmens’, warehousemens’, carriers’ or other like Liens arising in the ordinary course of business of the SPVs, any of which do not exceed $500,000 on an individual basis or $1,000,000 in the aggregate, (e) Liens securing rental payments under capitalized leases, (f) Liens that do not otherwise materially detract from the value or current use of the applicable asset, (g) Liens to be removed, and which are actually removed, prior to or at Closing, (h) Liens for which title insurance coverage, bonding or an indemnification has been obtained, (i) Liens for current crew wages not exceeding three (3) months, (j) Liens for salvage or general average, (k) Liens arising from the supply of goods and/or services to any Vessel in the ordinary course of business, (l) Liens arising under charters (including the Charters) entered into in the ordinary course of business and (m) Liens securing claims which are completely covered by insurance.

“Person” means any individual, partnership, firm, corporation, joint venture, association, trust, unincorporated organization, limited liability company, limited liability partnership or other legal entity.

“Pre-Closing Taxes” means all Taxes (other than those arising as a result of a Section 338 Election) incurred by, imposed on or asserted against any SPV for a Pre-Closing Tax Period.

“Pre-Closing Tax Period” means any tax period of an SPV ended or ending on or before the Closing Date.

“Pre-Closing Tax Returns” means any and all Tax Returns of an SPV for each Pre-Closing Tax Period.

“Prepaid Taxes” means all payments of Taxes made in respect of the Tax liability of any SPV (whether by reason of an estimated Tax payment or otherwise) on or prior to the Closing Date, including any refunds or credits attributable to a Pre-Closing Tax Period, applied to a Straddle Period.

“Prospectus” means the Final Prospectus dated July 18, 2006 with respect to the IPO.

“Registrable Securities” shall mean (a) the Buyer Common Stock issued to and owned by the Seller or any Seller’s Affiliates as the Stock Consideration, (b) the shares of Buyer Common Stock underlying the warrants transferred to the Seller as Warrant Consideration and owned by the Seller or any Seller’s Affiliates, (c) the Buyer Common Stock issued to and owned by the Seller or any Seller’s Affiliates pursuant to the terms of Section 3(d) of this Agreement and (d) the Buyer Common Stock contained in the Financing Private Placement Units and the Buyer Common Stock issuable upon exercise of the warrants contained therein issued to and owned by the Seller or any Seller’s Affiliates.

“Registrable Securities Holder” shall mean any of the Seller or a Seller’s Affiliate holding the Registrable Securities.

“Registration Buyer Indemnitees” means, collectively, the Buyer, the Buyer Indemnitees and any other person (including each underwriter) who participated in the offering of such Registrable Securities.

“Requested Stock” shall have the meaning set forth in Section 6(b)(ii).

“Resale Registration Statement” means a registration statement filed by the Buyer with the SEC on Form F-1 or S-1 (or Form F-3 or S-3 (or other comparable short form) if eligible) under the Securities Act for the purpose of registering the resale of Registrable Securities.

“Reserved Tax Liability” means that part of Seller’s Portion of any Straddle Period Taxes of an SPV which is shown as a current liability on the Closing Date Balance Sheet of such SPV.

“Sale and Purchase” means the sale by the Seller and the purchase by the Buyer of the SPV Shares in accordance with the terms of this Agreement.

“SEC” means the United States Securities and Exchange Commission.

“Section 338 Election” means an election that may be made by the Buyer or any of its nominated subsidiaries under Section 338(g) of the Code in respect to the acquisition of the SPV Shares hereunder.

“Securities Act” shall mean the U.S. Securities Act of 1933, as amended, and the rules and regulations of the SEC thereunder, as the same shall be in effect from time to time.

“Seller’s Affiliates” mean any entity which is an Affiliate of the Seller.

“Seller’s Indemnitees” means, collectively, the Registrable Securities Holders, their respective directors and officers and each other person, if any, who controls the Registrable Securities Holders.

“Seller’s Portion” shall have the meaning set forth in Section 18(f).

“SK Shipping” means SK Shipping Co. Limited, a Korean corporation.

“SK Shipping Venture” means the agreement between JVCo and SK Shipping in respect of a profit and loss share for a VLCC that is chartered to SK Shipping.

“SOC Escrow Agreement” means the escrow agreement among the Buyer, the Seller and the Escrow Agent upon the terms and conditions of which the SOC Escrow Amount shall be held in escrow, in form and substance reasonably acceptable to the Buyer, the Seller and the Escrow Agent.

“SOC Escrow Amount” means $17,250,000.

“SPV” means each corporation indicated on Schedule 11(f), which wholly owns a Vessel.

“SPV Shares” means all the outstanding ordinary shares of an SPV on the Closing Date.

“Stock Consideration” means 13,500,000 shares of the Buyer Common Stock.

“Stock Escrow Agreement” means that certain Stock Escrow Agreement dated as of July 21, 2006 among EIAC, the Initial Stockholders and Continental Stock Transfer & Trust Company.

“Straddle Period” means any tax period of an SPV that begins on or before the Closing Date and ends after the Closing Date.

“Straddle Period Tax Return” means any Tax Return of an SPV that relates to a Straddle Period.

“Straddle Period Taxes” means all Taxes (other than those arising as a result of a Section 338 Election) incurred by, imposed on, or asserted against any SPV for a Straddle Period.

“Surviving Corporation” has the meaning set forth in Section 14(f).

“target business” shall have the meaning assigned such term in the prospectus summary of the Prospectus.

“Tax” or “Taxes” means (i) any and all taxes, fees, levies, duties, tariffs, imposts, and other charges of any kind (together with any and all interest, penalties, additions to tax and additional amounts imposed with respect thereto) imposed by any Governmental Authority, including any income, franchise, windfall or other profits, gross receipts, property, sales, use, capital stock, payroll, employment, social security, workers’ compensation, unemployment compensation, net worth, excise, withholding, ad valorem, stamp, transfer, value added, gains, license, registration, documentation, recording, occupancy, occupation, estimated, minimum, customs, duties, tariffs or other similar taxes and charges, whether disputed or not, (ii) any liability for or in respect of the payment of any amount of a type described in clause (i) of this definition as a result of being a member of an affiliated, combined, consolidated, unitary or other group for Tax purposes, and (iii) any liability for or in respect of the payment of any amount described in clauses (i) or (ii) of this definition of another Person as a transferee or successor, as a responsible person, as a result of a tax sharing or allocation agreements, or otherwise.

“Tax Matter” means any inquiry, claim, assessment, audit, proceeding or similar event with respect to Taxes.

“Tax Returns” means any and all returns, reports, forms, claims for refund or credit, and information returns filed or required to be filed with any Governmental Authority (including any Schedule or attachment thereto) in connection with the reporting, determination, assessment, collection or payment of any Tax.

“Third Parties” means all Persons and Governmental Authorities other than parties to this Agreement or their Affiliates.

“Third Party Approvals” means all approvals, consents, licenses and waivers from Third Parties that are required to effect the Merger and the Sale and Purchase.

“Third Party Claim” means a claim for money damages brought by a Third Party.

“Trust Fund” has the meaning set forth in Section 16(d).

“Trust Fund Claim” has the meaning set forth in Section 16(d).

“Univan” means Univan Ship Management Limited.

“$” means an amount expressed in United States dollars, the currency of the United States of America.

“Vessel” or “Vessels” means each of the vessels listed on Schedule 11(f).

“VLCC” means a crude oil carrier vessel with a deadweight tonnage between 200,000 and 320,000 deadweight tons.

“Warrant Consideration” means an aggregate of 425,000 warrants to purchase Buyer Common Stock.

“Worker” means any person who personally performs services for any SPV but who is not in business on their own account or in a client/customer relationship, but does not include any crew member manning any Vessel under the applicable technical management contract.

(b)  Section and appendix or schedule or exhibit headings do not affect the interpretation of this Agreement.

(c)  Words in the singular include the plural and in the plural include the singular.

(d)  A reference to one gender includes a reference to the other gender, and a reference to “including” means “including without limitation.”

(e)  A reference to a statute or statutory provision is a reference to it as it is in force taking account of any amendment, extension or re-enactment and includes any subordinate legislation in force made under it.

(f)  Writing or written includes faxes but not e-mail.

(g)  Documents in agreed form are documents in the form agreed by the parties or on their behalf and initialed by them or on their behalf for identification.

(h)  References to Sections, Schedules and Exhibits are to the Sections and Schedules of this Agreement; references to paragraphs are to paragraphs of the relevant Section or Schedule or Exhibit.

(i)  Reference to this Agreement include this Agreement, the Schedules and the Exhibits (which are an integral part of this Agreement) as each may be amended or varied in accordance with the terms hereof.

SECTION 2.  INTENTIONALLY OMITTED.

SECTION 3.  SALE AND PURCHASE.

(a)  On the terms of this Agreement, and immediately after the Merger, the Seller shall sell and transfer or cause to be sold and transferred to the Buyer or its nominated subsidiaries all of the SPV Shares and the Buyer shall buy and pay for all of the SPV Shares for the Aggregate Purchase Price. Such SPV Shares shall be free of all Liens (other than such Liens imposed by the Carry-Over Financing) and with all rights that attach (or may in the future attach) to such SPV Shares including, in particular, the right to receive all dividends and distributions declared in respect of any period commencing on or after the Closing Date and for the avoidance of doubt the Seller shall retain and be entitled to receive and retain for its own benefit all dividends and distributions declared in respect of any period up to the Closing Date.

(b)  The Seller on behalf of itself, JVCo and Golden Asia Limited waives any right of pre-emption or other restriction on transfer in respect of the SPV Shares or any of them conferred on the Seller or JVCo under the organizational documents of any SPV, any shareholders’ agreement or otherwise.

(c)  Subject to Section 20, the Closing shall take place as soon as practicable after the satisfaction or waiver of each of the conditions set forth in Sections 14 and 15 hereof or at such other time as the parties hereto agree (the “Closing Date”) as soon as practicable following the receipt of the shareholder approval required under Section 14(g). The Closing shall take place at the offices of Loeb & Loeb LLP, 345 Park Avenue, New York, New York 10154, or at such other location as the parties hereto agree.

In connection with the Closing:

(i)  the Buyer and EIAC shall cause the Merger to be consummated immediately prior to the Closing (the time of such consummation of the Merger being the “Effective Time”). Upon the consummation of the Merger, Buyer’s name shall be changed to China Van Shipping Corporation (or such other name which is acceptable to and as may be directed by Seller).

(ii)  the Ancillary Agreements shall be executed by each party thereto (provided that in the event that the Seller obtains deletion of the “mutual sales option” clause from the Charter of the SHINYO OCEAN, then notwithstanding the foregoing, execution of the SOC Escrow Agreement shall not be required).

(iii)  from the Cash Consideration otherwise due pursuant to Section 3(a) above the Buyer shall:

(A) deposit the SOC Escrow Amount into the account designated in the SOC Escrow Agreement (provided that in the event that the Seller obtains deletion of the “mutual sales option” clause from the Charter of the SHINYO OCEAN, then notwithstanding the foregoing, the SOC Escrow Amount shall not be payable to the account designated in the SOC Escrow Agreement but shall instead be payable under the immediately following clause (B) of this clause (iii)); and

(B) pay the balance of the Cash Consideration to the Seller to such account(s) as the Seller shall direct, in each case, in immediately available funds (provided that the Buyer shall deduct from such Cash Consideration and retain an amount equal to the consideration payable by the Seller for the Financing Private Placement Units purchased by the Seller).

(iv)  the Buyer shall deliver (or shall arrange to be delivered) to the Seller one or more share certificates representing the Stock Consideration and effect the transfer from one or more of the Initial Stockholders (free of cost to the Seller) of one or more warrants representing the Warrant Consideration, in each case registered in the name of the Seller or such Seller’s Affiliates as the Seller may designate in writing.

(v)  the Seller shall deliver to the Buyer (or its nominated subsidiaries) appropriate stock transfer documents in respect of all of the SPV Shares duly executed by the registered owner thereof together with share certificates representing such SPV Shares, as required in order to fully effect the transfer thereof to Buyer (or its nominated subsidiaries) subject only to execution of appropriate stock transfer documents by the Buyer or its nominated subsidiaries and payment of applicable stamp duty, except for such share certificates as may be retained by the financing institutions in connection with the Carry-Over Financing.

(vi)  the Seller shall deliver to the Buyer the written resignation of the directors and officers of each SPV if required to do so by the Buyer.

(vii)  each SPV will assign to Seller all of its rights to any litigation (including arbitration or mediation proceedings) commenced in any part of the world prior to the Closing Date (“Assignment of Rights”) and Seller will assume and agree to indemnify each SPV in connection with all costs, expenses and other liabilities in connection with such assigned rights (“Assumption of Liabilities”), provided that where it is or may be contrary to the applicable law to assign such rights or to maintain or participate in such an action, the relevant SPV shall permit Seller at Seller’s sole cost and expense to undertake such proceedings in its name and on its behalf and shall hold all proceeds of such proceedings which it may actually receive in trust for Seller absolutely.

(viii)  Mr. George Sagredos shall receive an aggregate of up to 1 million units of the Buyer, each unit consisting of one share of Buyer Common Stock and a warrant to purchase one share of Buyer Common Stock at an exercise price of $8.00 per share substantially in the form of the IPO Warrants. Mr. Sagredos shall in his sole discretion have the right to direct the issuance of 500,000 of such units to Mr. Marios Pantazopoulos. The shares of Buyer Common Stock, warrants and the shares of Buyer Common Stock issuable upon exercise thereof shall have the same registration and other rights contained in Section 6 of this Agreement and, solely for the purposes of such Section 6 rights, shall be deemed to be Registrable Securities, and Mr. Sagredos and Mr. Pantazopoulos (or any transferees of such securities) shall be deemed to be a holder of Registrable Securities.

(ix)  all Dividend Waiver Securities shall be deposited with (in the case of certificated shares), or registered in the name of (in the case of uncertificated shares), the Escrow Agent pursuant to the terms of the Dividend Escrow Agreement.

(d)  In addition to the Aggregate Purchase Price, the following shall constitute additional consideration to be paid by the Buyer to the Seller for the acquisition by the Buyer of the SPV Shares:

(i)  With respect to the first full twelve month period following the Closing Date, in the event that the Vessels achieve EBITDA for such period equal to or in excess of $75,000,000, then the Seller shall be entitled to receive, within 30 days following the end of such period, an additional 3,000,000 shares of Buyer Common Stock at no cost. Any expense or other charge to earnings incurred in conjunction with the award of these additional shares or other shares awarded to EIAC or management will be added back to EBITDA for purposes of calculating the share award. In the event that the Buyer sells any of the Vessels during the first full twelve month period after the Merger, the consolidated EBITDA hurdle for the first twelve month period will be reduced by an amount calculated as follows:

First Twelve Month Reduction =A * (365/C - 1) - (D*E*(1-y%)).

where

A = actual EBITDA contribution for the first twelve month period from the Vessel in question up to and including the closing of the sale of such Vessel,

C = the number of days during the first twelve month period up to and including the closing date of the sale of such Vessel,

D = the number of days of the scheduled offhire after the sale of such Vessel (i.e., drydock or special survey) during the first twelve-month period,

E = the gross time charter rate of such Vessel for the first twelve-month period, as presented in Schedule 11(p)(vi), and

y% = the brokerage commission on the gross time charter rate of such Vessel, as presented in Schedule 11(p)(vi).

The consolidated EBITDA hurdle for the second twelve month period shall be reduced by an amount calculated as follows:

Second Twelve Month Reduction = A *(365/C) - (D*E * (1-y%)).

where

D = the number of days of the scheduled offhire after the sale of such Vessel (i.e., drydock or special survey) during the first twelve-month period,

E = the gross time charter rate of such Vessel for the second twelve-month period, as presented in Schedule 11(p)(vi), and

y% = the brokerage commission on the gross time charter rate of such Vessel, as presented in Schedule 11(p)(vi).

To illustrate, assume Buyer sells Vessel X on the 90th day of the first twelve month period after the Closing Date, and that during the period from the Closing Date up to and including the close of the 90th day Vessel X has earned EBITDA of US$2,000,000. Assume also that Vessel X is due for drydock during the first twelve month period with projected 20 offhire days and Vessel X is earning a gross charter rate of $28,000 per day less 1.25% brokerage commission. Then the EBITDA hurdle rate for purposes of calculating the earnout consideration for the first twelve months would be reduced by US$5,558,111, calculated as follows:

US$2,000,000 * (365/90 - 1) - (US$28,000 * (1-1.25%) * 20) = US$5,558,111

and the EBITDA hurdle for the second twelve month period would be reduced by

US$2,000,000 * (365/90) - (US$28,000 * (1-1.25%) * 0) = US$8,111,111

plus

(ii)  With respect to the second twelve month period following the Closing Date, in the event that the Vessels achieve EBITDA for such period equal to or in excess of $75,000,000, then the Seller shall be entitled to receive within 30 days following the end of such period, an additional 3,000,000 shares of Buyer Common Stock at no cost. Any expense or other charge to earnings incurred in conjunction with the award of these additional shares or other shares awarded to EIAC or management will be added back to EBITDA for purposes of calculating the share award. In the event that the Buyer sells any of the Vessels during the second twelve month period after the Merger, the consolidated EBITDA hurdle for the second twelve month period will be reduced by an amount calculated as follows:

Second Twelve Month Reduction =A * (365/C - 1) - (D*E*(1-y%)).

where

A = actual EBITDA contribution for the Vessel for the second twelve month period up to and including the closing of the sale of such Vessel,

C = the number of days during the second twelve month period up to and including the closing date of the sale of such Vessel,

D = the number of days of the scheduled offhire after the sale of such Vessel (i.e., drydock or special survey) during the second twelve-month period,

E = the gross time charter rate of such Vessel for the second twelve-month period, as presented in Schedule 11(p)(vi), and

y% = the brokerage commission on the gross time charter rate of such Vessel, as presented in Schedule 11(p)(vi).

For the avoidance of doubt, the additional 6,000,000 shares of Buyer Common Stock, if issued in accordance with subclauses (i) and (ii) above, shall not be subject to any lock-up from the date of any such issuance.

SECTION 4.  COVENANTS OF THE SELLER.

(a)  The Seller will use its best efforts to deliver to EIAC no later than December 14, 2007 (or such later date as shall be agreed to in writing between EIAC and Seller) true and complete copies of the Audited Financial Statements and the Interim Financial Statements, accompanied by a related Management’s Discussion and Analysis of Financial Condition in form and substance in accordance with the requirements of the Securities Act for purposes of the Merger Proxy and the Acquisition Registration Statement.

(b)  Between the date hereof and the Closing Date, the Seller shall:

(i)  use its best efforts to prevent the SPVs from becoming insolvent (within the meaning of the U.S. Bankruptcy Code);

(ii)  use its best efforts to ensure that each SPV shall continue to operate its respective Business as it is currently conducted;

(iii)  use its best efforts to ensure that each SPV shall retain ownership of the Vessel owned by such SPV, provided that an SPV may sell its Vessel if EIAC and the Buyer have consented in advance to such sale;

(iv)  use reasonable commercial efforts to ensure that each SPV shall perform its respective obligations under each Charter;

(v)  use its best efforts to continue to keep each SPV, each Vessel and the SPV Shares free and clear of any Liens, other than Permitted Liens, and use its best efforts to ensure that each SPV shall forbear from creating any Liens, claims or encumbrances of any kind upon the Vessels, the SPV Shares or any other material assets of the SPVs, in each case other than in the ordinary course of business;

(vi)  [intentionally omitted];

(vii)  [intentionally omitted];

(viii)  use its best efforts to ensure that the Closing Date Net Current Assets of each SPV shall be not less than zero;

(ix)  use reasonable commercial efforts to obtain the consent or waiver of any party to a Carry-Over Financing, to the extent such consent or waiver is necessary to continue such financing arrangements upon the consummation of the Sale and Purchase; and

(x)  to the extent that the terms of any representation and warranty contained in Section 11 are no longer accurate and complete, Seller shall promptly provide EIAC and Buyer with a Disclosure Letter with the corrected complete and accurate information.

(c)  Subsequent to the Closing Date, to the extent not waived or paid pursuant to the SOC Escrow Agreement, promptly pay any obligation due pursuant to the “mutual sales option” clause in the relevant Charter.

(d)  Seller shall use its best reasonable efforts to cause the Financing to be committed on or before December 17, 2007.

SECTION 5.  COVENANTS OF EIAC AND THE BUYER.

(a)  Each of EIAC and the Buyer covenants with the Seller that it shall:

(i)  use its best efforts to assist the Seller in procuring the Financing;

(ii)  as soon as is reasonably practicable following the date hereof, and after receipt of the required financial statements of the SPVs, file the Merger Proxy and Acquisition Registration Statement with the SEC;

(iii)  use its best efforts to materially comply with all applicable rules and regulations of the SEC in connection with the Merger and the Sale and Purchase;

(iv)  obtain all Governmental Approvals and take all other actions, as may be necessary or reasonably appropriate in order to effect the Merger and the Sale and Purchase;

(v)  have received prior to the Closing Date a market stand-off agreement signed by each of the Initial Stockholders, such market stand-off agreement to be in form and substance satisfactory to the Seller;

(vi)  have received prior to the Closing Date an undertaking (“Initial Stockholders’ Undertaking”) executed by each of the Initial Stockholders that they shall not without the prior written consent of the Seller exercise any rights they may have under the Stock Escrow Agreement to cause the release of any of the Escrow Shares prior to the First Anniversary, other than as permitted pursuant to Sections 3.2 and 4.3 of the Stock Escrow Agreement, such undertaking to be in form and substance reasonably satisfactory to the Seller and provided that in the case of any transfer of the Escrow Shares pursuant to Section 4.3 of the Stock Escrow Agreement the transferee of such shares shall first enter into an undertaking with the Seller in terms equivalent to the Initial Stockholders’ Undertaking and acceptable to the Seller; and

(vii)  from the date hereof until the Closing Date (unless this Agreement is otherwise terminated earlier), not enter into any obligations, commitments or liabilities except as (1) necessary to effect the Merger and the Sale and Purchase or (2) subject to the terms of Section 8 hereof, in connection with the business of either of Buyer or EIAC as currently conducted or as disclosed in the Prospectus.

(b)  Each of EIAC and the Buyer shall not without the prior written consent of the Seller permit any change to be made in its Certificate or Articles of Incorporation (as the case may be) or Bylaws or issue any shares or rights to acquire shares until Closing save only as may be necessary to fulfill its obligations in connection with the Merger and the Sale and Purchase.

(c)  At least ten (10) days prior to the initial filing of the Merger Proxy or Acquisition Registration Statement or Resale Registration Statement, and at least five (5) days prior to the filing of any amendment of or supplements to the Merger Proxy or Acquisition Registration Statement or Resale Registration Statement, or of any document that is to be incorporated by reference therein after initial filing thereof with the SEC, and of any responses to the comments of the SEC, Buyer and EIAC shall in each case provide copies of such documents (including revised drafts) to the Seller, its counsel and auditors and other advisors as specifically advised by Seller and make such of the representatives of EIAC and the Buyer as shall be reasonably requested by the Seller, and their respective counsel, auditors and advisors, available for discussion of such document, including comments of and responses to the SEC; EIAC and Buyer shall consult and cooperate with and take account of the comments and suggestions of Seller and its counsel, auditors and advisors with regard to the foregoing; and neither EIAC nor the Buyer shall file with the SEC or distribute to shareholders or otherwise make publicly available any Merger Proxy, the Acquisition Registration Statement, the Resale Registration Statement, any amendment of or supplement to any of the foregoing, or any document that is to be incorporated by reference therein after initial filing thereof with the SEC, nor any SEC response letter or related correspondence, except (i) if pursuant to this paragraph the Seller and its counsel shall have previously been furnished with a copy thereof, and (ii) if the Seller (or any representative of Seller) shall have provided its written consent (such consent not to be unreasonably withheld or delayed) to such filing, distribution or other public release. In addition, EIAC and Buyer shall not request acceleration of the effectiveness of the Acquisition Registration Statement or Resale Registration Statement without the written consent of Seller or its representative (such consent not to be unreasonably withheld or delayed).

SECTION 6.  REGISTRATION RIGHTS; LOCK UP.

(a)  Registration on Form F-4 / S-4. Buyer shall include the Registrable Securities in the Acquisition Registration Statement to the extent that such inclusion would not, in Buyer’s reasonable judgment, after receiving written comments from the SEC that address the registration of the Registrable Securities, materially hinder or delay the SEC’s declaration of effectiveness thereof or approval of the Merger Proxy.

(b)  Registration of Registrable Securities.

(i)  “Demand Registration.” Upon request by the Seller or any other holder of Registrable Securities, from time to time the Buyer shall prepare and file and use its best efforts to have declared effective as soon as is reasonably practical but in any event within 120 days from the date of such request the Resale Registration Statement with the SEC and shall include all of the Registrable Securities in such Resale Registration Statement (or such lesser number of shares of Registrable Securities as is permitted under SEC rules, regulations and interpretations) and shall keep such Resale Registration Statement effective until all Registrable Securities are sold thereunder.

(ii)  “Piggyback Registration Rights.” If the Buyer shall determine to proceed with the preparation and filing of a new registration statement under the Securities Act in connection with the proposed offer and sale of any of its securities (other than a registration statement on Form F-4 / S-4, S-8 or other limited purpose form), the Buyer will give written notice of its determination to any holder of Registrable Securities. Upon the written request from any such holder of Registrable Securities, within 15 days after receipt of any such notice from the Buyer, the Buyer will cause all of the Registrable Securities covered by such request (the “Requested Stock”) held by any such holder of Registrable Securities to be included in such registration statement, all to the extent requisite to permit the sale or other disposition by the prospective seller or sellers of the Requested Stock; provided that nothing herein shall prevent the Buyer from, at any time, abandoning or delaying any such registration.

(c)  Registration Procedures. Pursuant to the Buyer’s obligations as set forth in Section 6(a) and 6(b), the Buyer will:

(i)  prepare and file with the SEC the Acquisition Registration Statement and, if requested in accordance with the provisions of subparagraph (b) above, the Resale Registration Statement, and use its best efforts to cause each such registration statement to become and remain effective for such period of time as may be required for the disposition of such securities covered by such registration statement by the holders thereof (which period of time shall not expire earlier than the first date on which the Registrable Securities Holders could sell or dispose the Registrable Securities without restrictions pursuant to Rule 144(k) promulgated under the Securities Act);

(ii)  prepare and file with the SEC such amendments and supplements to such registration statement and the prospectus used in connection therewith as may be necessary to keep such registration statement effective and to comply with the provisions of the Securities Act with respect to the sale or other disposition of all securities covered by such registration statement until such time as all of such securities have been fully disposed of;

(iii)  furnish to all selling security holders (including the Registrable Securities Holders) such number of copies of the relevant prospectus, including the relevant preliminary prospectus, in conformity with the requirements of the Securities Act, and such other documents, as such selling security holders may reasonably request;

(iv)  use its best efforts to register or qualify the securities covered by such registration statement under such other securities or blue sky laws of such jurisdictions within the United States and Puerto Rico as each holder of such securities shall request (provided, however, that the Buyer shall not be obligated to qualify as a foreign corporation to do business under the laws of any jurisdiction in which it is not then qualified or to file any general consent to service or process), and do such other reasonable acts and things as may be required of it to enable such holder to consummate the disposition in such jurisdiction of the securities covered by such registration statement;

(v)  furnish, at the request of the selling Registrable Securities Holder(s), on the date that such shares of Registrable Securities are delivered to the underwriters for sale pursuant to a registration that is underwritten or, if such Registrable Securities are not being sold through underwriters, on the date that the registration statement with respect to such shares of Registrable Securities becomes effective, (A) an opinion, dated such date, of the counsel representing the Buyer for the purposes of such registration, addressed to the underwriters, if any, and if such Registrable Securities are not being sold through underwriters, then to the selling Registrable Securities Holder(s), in customary form and covering matters of the type customarily covered in such legal opinions; and (B) a comfort letter dated such date, from the independent certified public accountants of the Buyer, addressed to the underwriters, if any, and the selling Registrable Securities Holder(s), in a customary form and covering matters of the type customarily covered by such comfort letters and as they shall reasonably request;

(vi)  enter into customary agreements (including an underwriting agreement in customary form, it being understood that any underwriting agreement entered into by the selling Registrable Securities Holder(s) with respect to an underwritten offering of Registrable Securities will impose customary indemnification obligations on the underwriter(s)) and take such other actions as are reasonably required in order to expedite or facilitate the disposition of such Registrable Securities;

(vii)  cooperate reasonably with any managing underwriter to effect the sale of Registrable Securities, including but not limited to attendance of the Buyer’s executive officers at any planned “road show” presentations to the extent that such attendance does not unduly or unreasonably impact the performance of such officer’s duties;

(viii)  notify the selling Registrable Securities Holder(s) and the underwriter(s), if any, in writing at any time when the Buyer is aware that offering documents include an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading in light of the circumstances then existing, and at the request of any selling Registrable Securities Holder or underwriter, prepare and furnish to such person(s) such reasonable number of copies of any amendment or supplement to the offering documents as may be necessary so that, as thereafter delivered to the purchasers of such shares, such offering documents would not include any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading in light of the circumstances then existing, and to deliver to purchasers of any other securities of the Buyer included in the offering copies of such offering documents as so amended or supplemented;

(ix)  promptly notify the selling Registrable Securities Holder(s) of (A) the effectiveness of such offering documents, (B) the issuance by the SEC of an order suspending the effectiveness of the offering documents, or of the threat of any proceeding for that purpose, and (C) the suspension of the qualification of any securities to be included in the offering documents for sale in any jurisdiction or the initiation or threat of any proceeding for that purpose; and

(x)  cause all Registrable Securities to be listed on each securities exchange on which similar securities issued by the Buyer are then listed.

It shall be a condition precedent to the obligation of the Buyer to take any action pursuant to this Section 6 in respect of the securities which are to be registered that the Registrable Securities Holder(s) shall furnish to the Buyer such information regarding the securities held by the Registrable Securities Holder(s) and the intended method of disposition thereof as the Buyer shall reasonably request and as shall be required in connection with the action taken by the Buyer.

(d)  Expenses. All expenses incurred in complying with this Section 6 shall be paid by the Buyer, including, without limitation, (i) all registration and filing fees (including all expenses incident to filing with the NASD), (ii) all “road show” expenses incurred by the Buyer or the Registrable Securities Holder(s) and all applicable selling security holders, (iii) printing expenses, (iv) fees and expenses of counsel for the Buyer, (v) the reasonable fees and expenses of one counsel for the Registrable Securities Holders, (vi) expenses of any special audits incident to or required by any such registration, (vii) expenses of complying with the securities or blue sky laws of any jurisdiction pursuant to Section 6(c)(iv) and (viii) any fees or disbursements of counsel for any underwriter in respect of the securities sold by any applicable selling security holders, including the Registrable Securities Holders, if applicable, except that the Buyer shall not be liable for any fees, discounts or commissions to any underwriter.

(e)  Indemnification and Contribution.

(i)  In the event of any registration of any Registrable Securities under the Securities Act pursuant to this Agreement, the Buyer shall indemnify and hold harmless the Seller’s Indemnitees from and against any losses, claims, damages or liabilities, joint or several, to which a Seller’s Indemnitee may become subject under the Securities Act or any other statute or at common law, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based upon: (A) any untrue statement or any alleged untrue statement of any material fact contained or incorporated by reference, on the effective date thereof, in any registration statement under which such securities were registered under the Securities Act, any preliminary prospectus or final prospectus contained therein, any free writing prospectus or any amendment or supplement thereto, (B) any omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, or (C) any other violation of any applicable securities laws, and in each of the foregoing circumstances shall pay for or reimburse the Seller’s Indemnitees for any legal or any other expenses reasonably incurred by all or any one of the Seller’s Indemnitees in connection with investigating or defending any such loss, claim, damage, liability or action; provided, however, that, with respect to any Seller’s Indemnitee, the Buyer shall not be liable in any such case to the extent that any such loss, claim, damage or liability has been found by a court of competent jurisdiction to have been based upon any actual untrue statement or actual omission made or incorporated by reference in such registration statement, preliminary prospectus, prospectus, free writing prospectus or any amendment or supplement thereto solely in reliance upon and in conformity with written information furnished to the Buyer by such Seller’s Indemnitee specifically for use therein. Such indemnity shall remain in full force and effect regardless of any investigation made by or on behalf of a Seller’s Indemnitee, and shall survive the transfer of such securities by a Seller’s Indemnitee.

(ii)  In the event of any registration of any Registrable Securities under the Securities Act pursuant to this Agreement, the Registrable Securities Holders, by acceptance hereof, agree to indemnify and hold harmless the Registration Buyer Indemnitees against any losses, claims, damages or liabilities, joint or several, to which the Registration Buyer Indemnitees may become subject under the Securities Act or any other statute or at common law, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based upon: (A) any untrue statement or any alleged untrue statement of any material fact contained or incorporated by reference, effective date thereof, in any registration statement under which such securities were registered under the Securities Act, any preliminary prospectus or final prospectus contained therein, any free writing prospectus, or any amendment or supplement thereto, or (B) any omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, but in either case only to the extent that such untrue statement or omission is (1) made in reliance on and in conformity with any information furnished in writing by the Seller to the Buyer concerning the Seller specifically for inclusion in the registration statement, preliminary prospectus, prospectus, free writing prospectus or any amendment or supplement thereto relating to such offering, and (2) is not corrected by the Seller and distributed to the purchasers of shares within a reasonable period of time.

(iii)  If the indemnification provided for in this Section 6 from an indemnifying party is unavailable to an indemnified party hereunder in respect of any losses, claims, damages, liabilities or expenses referred to therein, then the indemnifying party, in lieu of indemnifying such indemnified party, shall contribute to the amount paid or payable by such indemnified party as a result of such losses, claims, damages, liabilities or expenses in such proportion as is appropriate to reflect the relative fault of the indemnifying party and indemnified parties in connection with the actions which resulted in such losses, claims, damages, liabilities or expenses, as well as any other relevant equitable considerations. The relative fault of such indemnifying party and indemnified parties shall be determined by reference to, among other things, whether any action in question, including any untrue or alleged untrue statement of a material fact or omission or alleged omission to state a material fact, has been made by, or relates to information supplied by, such indemnifying party or indemnifying parties, and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such action. The amount paid or payable by a party as a result of the losses, claims, damages, liabilities and expenses referred to above shall include any legal or other fees or expenses reasonably incurred by such party in connection with any investigation or proceeding.

(iv)  The parties hereto agree that it would not be just and equitable if contribution pursuant to Section 6(e)(iii) were determined by pro rata allocation or by any other method of allocation which does not take account of the equitable considerations referred to in the immediately preceding paragraph. No person guilty of fraudulent misrepresentation (within the meaning of Section 11 (f) of the Securities Act) shall be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation.

(f)  “Market Stand-Off” Agreement. The Seller (on behalf of itself and each Registrable Securities Holder) hereby agrees, in connection with any firm commitment, underwritten primary public offering by the Buyer of its securities, that it shall not, to the extent requested by the Buyer or a managing underwriter of such securities, sell or otherwise transfer or dispose of or engage in any other transaction regarding any Registrable Securities or other shares of the Buyer then owned by the Seller or any Registrable Securities Holder for a period not to exceed one hundred and eighty (180) days following the effective date of a registration statement of the Buyer filed under the Securities Act in connection with such firm commitment, underwritten public offering by the Buyer.

(g)  Resale Exemptions; Reports Under Exchange Act. In order to permit a Registrable Securities Holder to sell Registrable Securities, if it so desires, pursuant to any applicable resale exemption under applicable securities laws and regulations, the Buyer shall:

(i)  comply with all requirements under the Securities Act and all rules and regulations of the SEC thereunder in connection with use of any such resale exemption;

(ii)  make and keep available adequate and current public information regarding the Buyer;

(iii)  file with the SEC in a timely manner, all reports and other documents required to be filed under the Securities Act, the Exchange Act, or other applicable securities laws and regulations;

(iv)  furnish to the Registrable Securities Holders, upon written request, copies of annual reports required to be filed under the Exchange Act and other applicable securities laws and regulations; and

(v)  furnish to the Registrable Securities Holders, upon written request (A) a copy of the most recent quarterly report of the Buyer and such other reports and documents filed by the Buyer with the SEC and (B) such other information as may be reasonably required to permit the Registrable Securities Holders to sell pursuant to any applicable resale exemption under the Securities Act or other applicable securities law and regulations, if any.

(h)  Lock-up.

(i)  The Seller hereby agrees that, without the prior written consent of the Buyer, it (A) will not, directly or indirectly, offer, sell, agree to offer or sell, solicit offers to purchase, grant any call option or purchase any put option with respect to, or pledge, borrow or otherwise dispose of, any of the Registrable Securities, and (B) will not establish or increase any “put equivalent position” or liquidate or decrease any “call equivalent position” with respect to such Registrable Securities (in each case within the meaning of Section 16 of the Exchange Act), or otherwise enter into any swap, derivative or other transaction or arrangement that transfers to another, in whole or in part, any economic consequence of ownership of such Registrable Securities, whether or not such transaction is to be settled by delivery of Registrable Securities, other securities, cash or other consideration, in either case for a period of (x) one hundred and eighty (180) days with respect to one-half of such Registrable Securities, and (y) three hundred and sixty five (365) days with respect to the remaining Registrable Securities, in each case commencing on the Closing Date; provided that, notwithstanding the foregoing, the Seller shall be permitted to transfer all or any portion of the Registrable Securities to any Seller’s Affiliate; provided, further, that prior to any such transfer the transferor at its expense shall provide to the Buyer an opinion of counsel reasonably acceptable to the Buyer to the effect that such transfer would not require registration under the Securities Act. The Seller hereby further agrees to cause each Registrable Securities Holder to enter into a lock-up agreement giving effect to the provisions of this Section 6(h) immediately upon such Registrable Securities Holder’s acquisition of an aggregate of any Registrable Securities. The registration of the Registrable Securities as contemplated by Sections 6(a) and (b) shall not be prohibited by this Section 6(h).

(ii)  The Buyer and EIAC shall cause each of George Sagredos and Marios Pantazopoulos to enter into an acknowledgment and agreement (as required by Section 14(p)) providing that, without the prior written consent of the Buyer, he (A) will not, directly or indirectly, offer, sell, agree to offer or sell, solicit offers to purchase, grant any call option or purchase any put option with respect to, or pledge, borrow or otherwise dispose of the 1 million units of Buyer to be issued pursuant to Section 3(c)(viii) of this Agreement, or any of the Buyer Common Stock or warrants included therein, and (B) will not establish or increase any “put equivalent position” or liquidate or decrease any “call equivalent position” with respect to 1 million units of Buyer to be issued pursuant to Section 3(c)(viii) of this Agreement, or any of the Buyer Common Stock or warrants included therein (in each case within the meaning of Section 16 of the Exchange Act), or otherwise enter into any swap, derivative or other transaction or arrangement that transfers to another, in whole or in part, any economic consequence of ownership of the 1 million units of Buyer to be issued pursuant to Section 3(c)(viii) of this Agreement, or any of the Buyer Common Stock or warrants included therein, whether or not such transaction is to be settled by delivery of shares of Buyer Common Stock or warrants, other securities, cash or other consideration, in either case for a period of one hundred and eighty (180) days commencing on the Closing Date. The registration rights contemplated by Sections 6(a) and (b) shall not be prohibited by this Section 6(h)(ii).

(i)  Termination. The rights granted under this Section 6 shall expire at the earlier of such time as the Registrable Securities Holders collectively (i) hold less than five (5%) percent of the outstanding Buyer Common Stock, or (ii) are eligible to sell their Registrable Securities without restriction under Rule 144(k) promulgated under the Securities Act (it being agreed, for purposes of this Section 6(i), that the Buyer, upon the request of a Registrable Securities Holder and at Buyer’s expense, shall provide to Buyer’s transfer agent a legal opinion of its counsel regarding the ability of such holder to sell its Registrable Securities under Rule 144(k) and any appropriate legend removal instructions).

(j)  Legends. The Seller hereby acknowledges and agrees that the Buyer shall legend the share certificates representing the Registrable Securities to reflect the restrictions on transfer contained in this Agreement and may issue to its transfer agent a stop transfer instruction in relation thereto. Such legend shall state:

THE SHARES OF COMMON STOCK REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR ANY STATE SECURITIES LAWS, AND MAY NOT BE SOLD, ASSIGNED, TRANSFERRED, PLEDGED, ENCUMBERED OR OTHERWISE DISPOSED OF IN THE ABSENCE OF SUCH REGISTRATION OR UNLESS THE COMPANY HAS RECEIVED AN OPINION OF COUNSEL SATISFACTORY TO THE COMPANY AND ITS COUNSEL THAT SUCH TRANSACTION IS EXEMPT FROM, OR NOT SUBJECT TO, REGISTRATION. THE SHARES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO AN AGREEMENT BY THE REGISTERED HOLDER WITH THE COMPANY NOT TO SELL SUCH SHARES FOR A PERIOD OF 180 (OR 365 DAYS, AS THE CASE MAY BE) DAYS FOLLOWING THE DATE OF ISSUANCE OF THE SHARES.

SECTION 7.  DIVIDENDS.

(a)  Subject to its ability to do so under applicable law, the Buyer agrees to pay the First Year Dividend to its shareholders on the First Anniversary.

(b)  The Seller shall, and shall cause each other Registrable Securities Holder holding Dividend Waiver Securities to, enter into a Dividend Waiver Agreement as required under Section 3(c)(ii) hereof.

(c)  EIAC and the Buyer shall cause the Initial Stockholders, the directors and officers of EIAC and their respective Affiliates holding Dividend Waiver Securities to enter into a Dividend Waiver Agreement as required under Section 3(c)(ii) hereof.

(d)  Subject to the restrictions contained in Section 6(h), a Person described in Section 7(b) or (c) may:

(i)  sell any Dividend Waiver Securities to an unrelated third party free of any restrictions imposed by a Dividend Waiver Agreement, and upon such sale, and pursuant to the terms of the Dividend Escrow Agreement, if applicable, the Escrow Agent shall release such Dividend Waiver Securities from escrow upon receipt by it of the agreed consideration therefor and shall pay to the seller the amount of the consideration received less such amount as would be necessary to pay the First Year Dividend on such Dividend Waiver Securities, which amount shall be retained by the Escrow Agent and held in escrow pursuant to the terms of the Dividend Escrow Agreement. Any amounts deposited in escrow pursuant to this paragraph and not used to pay the First Year Dividend shall be refunded, together with any interest accrued thereon, to such seller upon the payment of the First Year Dividend; and

(ii)  exercise any warrants, rights or other options in respect of any Dividend Waiver Securities, and upon notifying the Escrow Agent of such exercise the Escrow Agent shall promptly take all such steps as are necessary to exercise such warrants, rights or other options in respect of any Dividend Waiver Securities, provided that any shares of Buyer Common Stock issuable upon any such exercise shall remain subject to the applicable Dividend Waiver Agreement and shall be held in escrow by the Escrow Agent and pursuant to the terms of the Dividend Escrow Agreement.

(e)  The Buyer shall be obligated and agrees to pay any and all expenses of the Escrow Agent in connection with the Dividend Escrow Agreement.

SECTION 8.  NO SOLICITATION OF OTHER ACQUISITIONS.

(a)  Only in the event that the Seller obtains the Financing, and commencing on such date, until the termination of this Agreement pursuant to Section 20 hereof, EIAC, the Buyer, their Affiliates and their respective representatives, agents and officers will cease all activities, discussions or negotiations with any Person or Persons other than the Seller with respect to any Acquisition Proposal and in particular, EIAC and the Buyer and their respective representatives, agents and officers shall not take, and shall use commercially reasonable efforts to cause their respective Affiliates and their respective representatives, agents and officers not to take, any action to:

(i)  knowingly solicit the making or submission of any Acquisition Proposal; or

(ii)  knowingly initiate or participate in any discussions or negotiations with any Person (other than the Seller) in furtherance of any proposal that constitutes or could reasonably be expected to lead to any Acquisition Proposal.

(b)  Only in the event that the Seller obtains the Financing, and commencing on such date, until the termination of this Agreement pursuant to Section 20 hereof, the Board of Directors of each of EIAC and the Buyer (or any committee thereof) shall not (i) approve or recommend, or propose to approve or recommend, any Acquisition Proposal (other than with the Seller) nor (ii) cause EIAC, the Buyer or any of their respective Affiliates to enter into and approve any letter of intent, agreement in principle or similar agreement relating to any Acquisition Proposal.

(c)  Only in the event that the Seller obtains the Financing, and commencing on such date, until the termination of this Agreement pursuant to Section 20 hereof, in addition to the obligations set forth the preceding clauses of this Section 8, EIAC and the Buyer shall as promptly as practicable (and in any event within two (2) Business Days) advise the Seller of any request for information with respect to any Acquisition Proposal or of any Acquisition Proposal, or any inquiry with respect to any Acquisition Proposal, including the terms and conditions of such Acquisition Proposal.

SECTION 9.  DIRECTOR NOMINEES AND OFFICERS; MANAGEMENT STRUCTURE.

(a)  The Merger Proxy will provide that following the Merger and the Sale and Purchase the Buyer’s board of directors shall consist of nine (9) persons, eight (8) of whom (consisting of two (2) Class A directors, three (3) Class B directors and three (3) Class C directors) shall be nominated by the Seller and one (1) of whom (consisting of one (1) Class A director) shall be nominated by the holders of EIAC Common Stock immediately prior to the Effective Time. Five (5) of the directors so nominated by Seller shall qualify as independent directors under the Securities Act and the rules of any applicable securities exchange. In accordance with Article Sixth of the Buyer’s Articles of Incorporation, following the consummation of the Merger and the Sale and Purchase, subject to subparagraph (i) below, Captain Vanderperre and Mr. Fred Cheng shall be appointed as Class C directors and Mr. Marios Pantazopoulos shall be appointed as a Class A director. Subject to the placement of director and officer liability insurance in form and substance satisfactory to each of the following individuals in his sole discretion, following the Effective Time the following individuals shall be appointed to the offices of Buyer indicated:

(i)  Captain Vanderperre shall serve as non-executive Chairman of the Board of Directors or if he is unable or unwilling to accept such appointment, the Seller may nominate another individual to serve as non-executive Chairman of the Board of Directors; and

(ii)  Mr. Fred Cheng shall serve as Chief Executive Officer.

(b)  After the Effective Time, Buyer shall have its principal office located in Hong Kong subject to confirmation by the Closing Date that the location of such office will not result in any adverse tax consequences.

(c)  Upon the consummation of the Closing the Buyer shall procure that the management of the Vessels is contracted by the respective SPVs for a period of three (3) years to Beldan or such other entity as may be nominated by Seller, which shall in turn, during such three year period, subcontract such management activities to Univan.

(d)  After the initial appointments referred to in sub-clause (a) above and in consideration of Closing, the Buyer hereby irrevocably grants to the Seller, for so long as the Seller shall hold not less than 25% of the outstanding Buyer Common Stock for the time being, the continuing right to appoint by written notice to the Buyer up to two (2) Class C directors at any time in place of the Class C directors nominated by the Seller under sub-clause (a) above, or their successors, whether upon the retirement, removal, incapacity or death of any such Class C director.

SECTION 10.  BINDING AGREEMENTS; NON-COMPETITION.

(a)  Subject to Section 20 hereof, the Buyer, EIAC and Seller agree to be bound by the terms of this Agreement and shall not enter into any agreements, negotiations or transactions that would adversely affect their respective obligations hereunder.

(b)  During the Non-Compete Period, the Seller hereby agrees and undertakes not to do any of the things set out in Section 10(c) below, except with the Buyer’s prior written consent (which consent shall not be unreasonably withheld or delayed), regardless of whether the Seller is acting:

(i)  for itself or on behalf of any Person (including as director, manager, partner, shareholder, employee, consultant or agent of such Person);

(ii)  alone or in conjunction with any other Person;

(iii)  directly or indirectly through agents, intermediaries, Affiliates or any other Person; or

(iv)  in any other capacity and in any other manner whatsoever.

(c)  Pursuant to Section 10(b) above, the Seller shall refrain from:

(i)  participating in any capacity (other than as a customer) in any Competitive Business, provided that:

(A) the Seller shall be permitted to participate as a minority shareholder in any Competitive Business; and

(B) the Seller shall not be prevented or restrained in any way from acquiring or participating in any Competitive Business in any manner the Seller deems fit in its sole discretion if Seller shall have offered to the Buyer the first opportunity to acquire or participate in such Competitive Business on the terms available to the Seller and, within not more than three (3) business days of the date the Seller offered such opportunity to the Buyer, the Buyer has either declined to proceed with such opportunity or failed to respond to such offer;

(ii)  inducing or attempting to induce any person who is or was within one year prior to the Closing Date a customer, supplier or other business relation of any SPV to cease doing business with or materially reduce its business with such SPV or to do business with such SPV on less favorable terms than such business had previously been conducted or in any way interfering in a materially detrimental manner with the relationship between any SPV or the Buyer and any of its customers, suppliers or other business relations;

(iii)  inducing or attempting to induce any prospective customer of any SPV not to do business with such SPV;

(iv)  inducing or attempting to induce any employee of the Buyer to leave such employment or in any way interfering with the relationship between any SPV or the Buyer and any of its employees, provided that nothing herein shall extend to the crew for the respective Vessels provided by Univan under the management agreements or to any employee who responds to a general employment advertisement;

(v)  employing (or otherwise engaging as an independent contractor or in any other capacity) any employee of the Buyer or any person who was an employee of the Buyer at any time during the Non-Compete Period except (A) after such person has left his employment with the Buyer, but then only if the circumstances set out in paragraph (iv) above do not apply or (B) any employee who responds to a general employment advertisement; and

(vi)  inducing or attempting to induce any director of any SPV or the Buyer or any person having a consultancy or similar agreement with any SPV or the Buyer to leave his position with any SPV or the Buyer or to terminate his agreement with any SPV or the Buyer or in any way interfering in a materially detrimental manner with the relationship between any SPV or the Buyer and any of its directors or any of the persons referred to in this paragraph, provided that nothing herein shall extend to any director or consultant who responds to a general advertisement.

(d)  If the Buyer becomes aware of any infringement of the provisions set out in Section 10(c) by the Seller, the Buyer shall give a notice to the Seller requesting them to cease any such infringement within fifteen days. In case of failure by the Seller to comply with this notice, the Seller shall compensate the Buyer for all Losses (as defined herein) caused by such infringement.

(e)  The Seller acknowledges that the provisions of Section 10(c) above are reasonable and necessary to protect the legitimate interests of the Buyer. However, if any of such provisions shall ever be held to exceed the limitations imposed by applicable law, they shall not be nullified but the parties hereto shall be deemed to have agreed to such provisions that conform with the maximum permitted by applicable law, and any such provision exceeding such limitations shall be automatically reformed accordingly.

(f)  The Buyer and EIAC acknowledge that the Seller (either directly or through subsidiaries other than the SPVs), Captain Vanderperre, Mr. Fred Cheng and/or JVCo are now engaged in (i) the SK Shipping Venture, and (ii) activities or lines of business that are similar to the Business but which are not Competitive Businesses, and that in the event that the option available pursuant to the Option Agreement has not been exercised by the Buyer in respect of any or all of the respective Option Vessels, such Option Vessels may carry on Competitive Business. Notwithstanding anything in this Section 10 to the contrary, the Buyer and EIAC acknowledge that the Seller (either directly or through subsidiaries other than the SPVs), Captain Vanderperre, Mr. Fred Cheng and/or JVCo shall have the right to continue to engage in (x) the SK Shipping Venture, (y) such activities or lines of business that are similar to the Business in which they are now engaged or may in the future elect to engage in so long as such activities or lines of business are not Competitive Businesses, and (z) any Business in respect of any Option Vessels in respect of which the option available pursuant to the Option Agreement has not been exercised by the Buyer, whether or not it is Competitive Business.

SECTION 11.  REPRESENTATIONS AND WARRANTIES OF THE SELLER.

The Seller hereby makes the following representations and warranties to the Buyer and EIAC as of the date hereof and as of the Closing Date (unless otherwise indicated), provided that the Seller shall have no liability whatsoever in respect of any Claims or Losses if and to the extent that any fact, matter or circumstance which causes any of the following representations and warranties to be breached or which might result in any Claims or Losses has been disclosed in this Agreement or in the Disclosure Letter, assuming compliance with Section (4)(b)(x):

(a)  it is duly organized and existing under the laws of the jurisdiction of its organization with full power and authority to execute and deliver this Agreement and to perform all of the duties and obligations to be performed by it under this Agreement;

(b)  this Agreement has been duly authorized, executed and delivered by it, and constitutes its valid, legal and binding obligation enforceable against it in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency or other similar laws of general application relating to or affecting the enforcement of creditors’ rights in general or by general principles of equity whether considered in a proceeding at law or equity;

(c)  its execution and delivery of, the performance and incurrence by it of its obligations and liabilities under, and the consummation by it of the other transactions contemplated by, this Agreement do not and will not:

(i)  violate any provision of its organizational documents;

(ii)  violate any applicable law, rule or regulation of any Governmental Authority having jurisdiction over the Seller, except as would not reasonably be expected, based on customary practice in the maritime shipping industry, individually or in the aggregate, to materially impair the Seller’s ability to consummate the transactions contemplated hereby or otherwise result in a Material Adverse Effect;

(iii)  violate any order, writ, injunction or decree of any Governmental Authority having jurisdiction over the Seller, except as would not reasonably be expected, based on customary practice in the maritime shipping industry, individually or in the aggregate, to materially impair the Seller’s ability to consummate the transactions contemplated hereby or otherwise result in a Material Adverse Effect; or

(iv)  other than as set forth in Schedule 11(c)(iv) result in a breach of, constitute a default under, require any consent under, or result in the acceleration or required prepayment of any indebtedness pursuant to the terms of, any agreement or instrument to which it or any SPV is a party or by which it or any SPV is bound or to which it or any SPV is subject, or result in the creation or imposition of any Lien upon any property of it or any SPV (other than the Financing or Carry-Over Financing) pursuant to the terms of any such agreement or instrument, except as would not reasonably be expected, based on customary practice in the maritime shipping industry, individually or in the aggregate, to materially impair the Seller’s ability to consummate the transactions contemplated hereby or otherwise result in a Material Adverse Effect;

(d)  Schedule 11(d) sets forth the Seller’s and JVCo’s record and beneficial ownership of the SPV Shares. The Seller and JVCo have good and valid title to the SPV Shares and, upon the transfer of the SPV Shares in accordance with this Agreement, the Buyer will receive good and valid title to all of the issued and outstanding SPV Shares, free and clear of all Liens except for any Liens in respect of the Carry-Over Financing;

(e)  the SPV Shares constitute the whole of the authorized and issued share capital of each SPV, and as of the date hereof are, and as of the Closing Date will be, duly authorized, validly issued, fully paid and nonassessable. There are no options, warrants, rights, calls, commitments, conversion rights, rights of exchange or other agreements of any character, contingent or otherwise, providing for the purchase or sale of any of the SPV Shares by any person other than the Buyer pursuant hereto, nor any arrangements that require or permit the SPV Shares to be voted by or at the discretion of anyone other than the Seller except following an event of default in respect of the Carry-Over Financing;

(f)  each SPV wholly owns the Vessel indicated on Schedule 11(f), free and clear of any Liens, other than Permitted Liens;

(g)  except as set forth in Schedule 11(g) (which, with respect to each Action disclosed therein, sets forth the parties, nature of the proceeding, date and method commenced, amount of damages or other relief sought and, if applicable, paid or granted), to the Knowledge of the Seller after due inquiry, there are no Actions as of the date hereof by or against any SPV (or by or against the Seller or any Affiliate thereof and relating to the Business, an SPV or any Vessel), pending before any Governmental Authority (or, to the Knowledge of the Seller after due inquiry, threatened to be brought by or before any Governmental Authority);

(h)  none of the SPVs are conducting their Business in violation of any Laws, except such violations which, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect;

(i)  in connection with Taxes of the SPVs:

(i)  all Tax Returns required to be filed with respect to each SPV have been duly and timely filed and, to the Knowledge of the Seller, are true, correct and complete in all material respects;

(ii)  all Taxes required to be shown on such Tax Returns or otherwise due and payable on or prior to the Closing Date have been duly and timely paid, and all Taxes required to be deducted and/or withheld by an SPV have been so deducted and/or withheld and timely paid and reported to the appropriate Governmental Authority;

(iii)  no adjustment relating to any such Tax Return has been proposed formally or informally by any Governmental Authority and, to the Knowledge of the Seller, no basis exists for any such adjustment;

(iv)  there are no pending or, to the Knowledge of the Seller, threatened Tax Matters for the assessment or collection of Taxes against any SPV or any company that was included in the filing of a return with an SPV on a consolidated, combined or unitary basis; and

(v)  neither the Seller nor any SPV has received any notice of the existence of any Tax liens other than Permitted Liens on any assets of any SPV;

(j)  the Seller has delivered to EIAC correct and complete copies of all Tax Returns filed with respect to each SPV for any taxable period ending after 2001, and copies of all correspondence to or from any Governmental Authority with respect thereto or any Tax Matter relating thereto, including any examination reports and statements of deficiencies assessed against or agreed to by any SPV. Any tax sharing or allocation agreement involving any SPV shall be terminated as of the Closing on terms that require no further payments by any party. Seller has delivered to EIAC a true and complete copy of each such agreement as listed on Schedule 11(j);

(k)  each of the SPVs is duly organized, validly existing and in good standing under the laws of its jurisdiction of formation.

(l)  the Accounts:

(i)  have been prepared in accordance with the books of account and other financial records of the relevant SPV;

(ii)  present fairly the consolidated financial condition and results of operations of the relevant SPV as of the dates thereof or for the periods covered thereby;

(iii)  were prepared on a basis consistent with past practices and have been (or will be as required by this Agreement) converted to GAAP; and

(iv)  include all adjustments (consisting only of normal recurring accruals) that are necessary for a fair presentation of the consolidated financial condition of the relevant SPV and the results of the operations of the relevant SPV as of the dates thereof or for the periods covered thereby;

(m)  the books of account and other financial records of each SPV provided in accordance with the terms of this Agreement reflect all items of income and expense and all assets and liabilities required to be reflected therein in accordance with past practices, (ii) are in all material respects complete and correct, and do not contain or reflect any material inaccuracies or discrepancies and (iii) have been maintained in accordance with good business and accounting practices;

(n)  to the Knowledge of the Seller, there are no Liabilities of any SPV, other than Liabilities reflected or reserved against in the Accounts;

(o)  to the Knowledge of the Seller, there are no oral or informal arrangements or agreements that would be binding on any SPV or otherwise relate to any Vessel;

(p)  Schedule 11(p) sets forth the following contracts and agreements of each SPV currently in effect (such contracts and agreements being “Material Contracts”):

(i)  each contract and agreement involving the purchase of spare parts, other materials, or for the furnishing of services to a SPV or a Vessel (including repair services) or otherwise related to the Business under the terms of which such SPV: (A) is likely to pay or otherwise give consideration of more than $500,000 in the aggregate during the calendar year ended December 31, 2007, (B) is likely to pay or otherwise give consideration of more than $1,000,000 in the aggregate over the remaining term of such contract or (C) cannot be cancelled by such SPV without penalty or further payment and without more than 180 days’ notice;

(ii)  all ship broker, market research, marketing consulting and advertising contracts and agreements to which any SPV is a party under the terms of which such SPV: (A) is likely to pay or otherwise give consideration of more than $500,000 in the aggregate during the calendar year ended December 31, 2007 or (B) is likely to pay or otherwise give consideration of more than $1,000,000 in the aggregate over the remaining term of such contract;

(iii)  all technical and commercial management contracts (or other contracts with independent contractors or consultants), to which any SPV is a party and which are not cancelable without penalty or further payment and without more than 180 days’ notice;

(iv)  all contracts and agreements pursuant to which any SPV has incurred Indebtedness;

(v)  all contracts and agreements with any Governmental Authority to which any SPV is a party;

(vi)  all contracts and agreements for the employment of a Vessel with a duration in excess of 12 months;

(vii)  all contracts and agreements, whether or not made in the ordinary course of business, which are material to the business as conducted prior to the Closing Date; and

(viii)  all contracts pertaining to insurance for the Vessels;

(q)  except as set forth on Schedule 11(q), with respect to all Material Contracts:

(i)  none of the SPVs or, to the Knowledge of the Seller, any other party to any such Material Contract is in material breach thereof or default thereunder;

(ii)  to the Knowledge of the Seller, there does not exist under any Material Contract any event which, with the giving of notice or the lapse of time, would constitute such a material breach or default by an SPV or, to the Knowledge of the Seller, any other party thereto;

(iii)  each Material Contract is a valid and enforceable obligation of the SPV party thereto and with respect to such SPV party is in full force and effect and to the Knowledge of the Seller, with respect to any other party thereto is in full force and effect (except to the extent that the enforceability thereof may be limited by (A) applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or similar laws from time to time in effect affecting generally the enforcement of creditors’ rights and remedies, and (B) general principles of equity), in each case except for such breaches, defaults, events and other circumstances as to which requisite waivers or consents have been obtained, or which would not, individually or in the aggregate, be material to the SPVs, individually, and taken as a whole; and

(iv)  no consent is required by any Person that is a party to a Material Contract to consummate the Sale and Purchase, except with respect to the Carry-Over Financing;

(r)  since the date of the most recent balance sheet included in the Audited Financial Statements, except as disclosed in Schedule 11(r), the business of the SPVs has been conducted in the ordinary course and consistent with past practice. As amplification and not limitation of the foregoing, except as so disclosed, since such date, no SPV has:

(i)  permitted or allowed any of the assets or properties (whether tangible or intangible) of such SPV to be subjected to any Lien, other than Permitted Liens;

(ii)  except in the ordinary course of business consistent with past practice, discharged or otherwise obtained the release of any Lien or paid or otherwise discharged any liability, other than current liabilities reflected in the Accounts and current liabilities incurred in the ordinary course of business consistent with past practice;

(iii)  made any loan to, guaranteed any Indebtedness of or otherwise incurred any Indebtedness on behalf of any Person;

(iv)  failed to pay any creditor any amount owed to such creditor;

(v)  except for the Charters and insurance policies relating to the Vessels, entered into any contract or agreement that limits or purports to limit the ability of any SPV to compete in any line of business or with any Person in any geographic area or during any period of time;

(vi)  made any material changes in the operating practices of such SPV that would be inconsistent with past practice, including, without limitation, practices and policies relating to marketing, selling and pricing;

(vii)  merged with, entered into a consolidation with or acquired an interest of 30% or more in any Person or acquired 50% or more of the assets or business of any Person or any division or line of business thereof, or otherwise acquired any material assets other than in the ordinary course of business consistent with past practice;

(viii)  made any capital expenditure or commitment for any capital expenditure in excess of $1,000,000 individually or $3,000,000 in the aggregate other than in the ordinary course of business;

(ix)  issued any sales orders or otherwise agreed to make any purchases involving exchanges in value in excess of $1,000,000 individually or $3,000,000 in the aggregate other than in the ordinary course of business;

(x)  sold, transferred, leased, subleased, licensed or otherwise disposed of any properties or assets, real, personal or mixed (including, without limitation, leasehold interests and intangible assets) in value in excess of $1,000,000 individually or $3,000,000 in the aggregate, other than in the ordinary course of business consistent with past practice;

(xi)  issued or sold any capital stock, notes, bonds or other securities, or any option, warrant or other right to acquire the same, of, or any other interest in, SPVs other than to the Seller;

(xii)  entered into any agreement, arrangement or transaction with any of its directors, officers, employees or shareholders (or with any relative, beneficiary, spouse or Affiliate of such person), other than shareholder loans reflected in (jj) below;

(xiii)  granted any increase, or announced any increase, in the wages, salaries, compensation, bonuses, incentives, pension or other benefits payable by such SPV to any of its Employees;

(xiv)  amended, terminated, cancelled, waived or compromised any material claims or rights of such SPV, except such claims or rights as would not, individually or in the aggregate, be expected to have a Material Adverse Effect;

(xv)  failed to maintain the Vessels in accordance with class requirements and past practices;

(xvi)  allowed any Permit that was issued or relates to such SPV or its Vessel to lapse or terminate except such Permits as would not, individually or in the aggregate, be reasonably expected to have a Material Adverse Effect, or failed to renew any such Permit or any insurance policy that is scheduled to terminate or expire within 45 calendar days prior to or after the Closing Date;

(xvii)  incurred any Indebtedness, in excess of $1,000,000 individually or $3,000,000 in the aggregate, other than in the ordinary course of business and except for shareholder loans reflected in (jj) below;

(xviii)  amended, modified or consented to the termination of any Material Contract or such SPV’s rights thereunder except (A) in the ordinary course of business consistent with past practice or (B) for such amendments and terminations as would not be expected to have a Material Adverse Effect;

(xix)  amended or restated the charter or the by-laws (or other organizational documents) of such SPV except for such amendments that would not be expected to have a Material Adverse Effect;

(xx)  suffered any Material Adverse Effect; or

(xxi)  agreed, whether in writing or otherwise, to take any of the actions specified in this Section 11(r) or granted any options to purchase, rights of first refusal, rights of first offer or any other similar rights or commitments with respect to any of the actions specified in this Section 11(r), except as expressly contemplated by this Agreement;

(s)  on the date hereof, Captain Vanderperre and Mr. Fred Cheng are the sole directors of each SPV except Shinyo Jubilee Ltd., Shinyo Mariner Ltd., and Shinyo Sawako Ltd. in respect of which on the date hereof Captain Vanderperre and Mr. Fred Cheng are both directors, and provided it is within their ability on the Closing Date, Captain Vanderperre and Mr. Fred Cheng will be directors of each SPV. None of the SPVs have any officers, Employees or Workers. To the Knowledge of the Seller, no dispute in excess of $100,000 exists under any Employment Legislation or otherwise is outstanding between any SPV and any crew on such SPV’s Vessel. No SPV is a party to or bound by any redundancy payment scheme in addition to statutory redundancy pay requirements. No SPV is a party to or bound by any share option, profit sharing, bonus, commission or any other scheme relating to the profit or sales of the SPVs or the Vessel other than profit sharing arrangements under the respective Charters in respect of the Vessels SHINYO KANNIKA and SHINYO OCEAN which have been disclosed on Schedule 11(p);

(t)  since the date of the most recent balance sheet included in the Audited Financial Statements, no SPV has incurred any actual, or to the Knowledge of Seller, contingent liability in connection with any termination of employment of its Employees (including redundancy payments) or Workers or to the Knowledge of Seller for failure to comply with any order for the reinstatement or re-engagement of any Employees or Workers;

(u)  [intentionally omitted];

(v)  true and correct copies of the insurance policies maintained by or on behalf of each SPV as listed in Schedule 11(p) have been provided to the Buyer. Other than as set forth in Schedule 2 of this Agreement, there are no material outstanding claims under, or in respect of the validity of, any of those insurance policies and, to the Knowledge of the Seller, there are no circumstances likely to give rise to any claim under any of those insurance policies, other than in the normal conduct of the Business by the SPVs. To the Knowledge of the Seller, (i) all the insurance policies are in full force and effect, (ii) are not void and (iii) nothing has been done or not done which could make any of them void or voidable;

(w)  each SPV currently holds all Permits (except where the failure to have such permits would not reasonably be likely to have a Material Adverse Effect), and to the Knowledge of the Seller all such Permits are in full force and effect. To the Knowledge of the Seller, except for the Arab Boycott Clauses found in certain of the charters, there is no existing practice, action or activity of the Seller, any SPV or their businesses as presently conducted, and no existing condition of the Vessels, which will give rise to any civil or criminal liability under, or violate or prevent compliance with, any health or occupational safety or other applicable Law. Since the date of the most recent balance sheet included in the Audited Financial Statements, none of the Seller nor any SPV has received any notice in writing from any Governmental Authority revoking, canceling, rescinding, materially modifying or refusing to renew any Permit or providing written notice of violations under any Law. To the Knowledge of the Seller, each SPV is in all respects in compliance with the requirements of the Permits and no Permit will require the consent of any Governmental Authority upon the consummation of the Sale and Purchase;

(x)  there are no pending, and to the Knowledge of the Seller, during the one-year period prior to the date of this Agreement, there have been no threatened, Environmental Claims against any SPV or any Vessel and, to the Knowledge of the Seller, there are no circumstances with respect to any Vessel or the operation of the Business which could reasonably be anticipated (i) to form the basis of an Environmental Claim against any SPV or any Vessel or (ii) to cause such Vessel to be subject to any restrictions on ownership, occupancy, use or transferability under any applicable Environmental Law;

(y)  the name, official number, registered owner, and jurisdiction of registration of each Vessel owned by any SPV is listed in Schedule 11(f) hereto. To the Knowledge of the Seller, each Vessel is operated in material compliance with each Maritime Guideline and all Laws to which it is subject. Each SPV is qualified to own and operate the Vessel owned by it under all applicable Laws (including the Laws of each Vessel’s flag state). Each Vessel is classed by a classification society which is a member of the IACS and is in class and free of overdue recommendations affecting class with all class and trading certificates valid. The Vessels are insured in accordance with customary market practice for vessels of similar age and type and as required by the Carry-Over Financing. To the Knowledge of the Seller, since the date of the most recent balance sheet included in the Audited Financial Statements, the Vessels have not been employed in any trade or business which is unlawful under the laws of any jurisdiction in which such Vessel is registered or trades, or in any manner whatsoever which may render any such Vessel liable to condemnation in a prize court or to destruction, seizure or confiscation;

(z)  all of the bank accounts, safe deposit boxes and lock boxes used by each SPV (designating each authorized signatory) are listed in Schedule 11(y). Excepting the authorized signatories, no SPV has granted a power of attorney with respect to such bank accounts to any Person which has not been terminated;

(aa)  it is an “accredited investor” within the meaning of Rule 501 of Regulation D under the Securities Act;

(bb)  it has received or has had full access to all the information it considers necessary or appropriate to make an informed decision with respect to the acquisition of the Registrable Securities;

(cc)  the Registrable Securities being acquired by it are being acquired for its own account for the purpose of investment and not with a view to, or for resale in connection with, any distribution thereof within the meaning of the Securities Act, and it has no current specific plan or intention to sell or otherwise dispose of such Registrable Securities;

(dd)  it understands that (i) the Registrable Securities have not been registered under the Securities Act by reason of their issuance in a transaction exempt from the registration requirements of the Securities Act, (ii) the Registrable Securities must be held indefinitely (subject, however, to the Buyer’s obligation to effect the registration of Registrable Securities in accordance with Section 6 hereof) unless a subsequent disposition thereof is registered under the Securities Act or is exempt from such registration, and (iii) shares of Buyer Common Stock will bear a legend to such effect set forth in Section 6(j) hereof;

(ee)  the representations and warranties made by the Seller in this Section 11 are the exclusive representations and warranties made by the Seller and the Seller hereby disclaims any other express or implied representations or warranties;

(ff)  the Seller is not aware of any existing facts pertaining to any SPV or the business which could have a Material Adverse Effect and which have not been disclosed to EIAC and the Buyer by the Seller other than normal business or market risks prevailing from time to time;

(gg)  no representation or warranty of the Seller in this Agreement, nor any statement or certificate furnished or to be furnished to EIAC or the Buyer pursuant to this Agreement, or in connection with the transactions contemplated by this Agreement, contains or will contain any untrue statement of a material fact, or omits or will omit to state a material fact necessary to make the statements contained herein or therein not misleading;

(hh)  during the period the Vessels have been owned by the SPVs, the Vessels have not violated any United Nations or United States of America sanctions applicable to the Vessels at any time;

(ii)  Seller has the full power and authority to waive any and all rights of preemption or other restrictions on transfer in respect of the SPV Shares, as provided in Section 3(b) of this Agreement; and

(jj)  The aggregate net amount of shareholder loans to the SPVs and inter-company indebtedness between the respective SPVs at the date of this Agreement is approximately $87,330,000, which shall be satisfied prior to or at Closing.

SECTION 12.  REPRESENTATIONS AND WARRANTIES OF THE BUYER.

The Buyer hereby makes the following representations and warranties to the Seller and EIAC as of the date hereof and as of the Closing Date (unless otherwise indicated):

(a)  it is duly organized and existing under the laws of the jurisdiction of its organization with full power and authority to execute and deliver this Agreement and to perform all of the duties and obligations to be performed by it under this Agreement;

(b)  this Agreement has been duly authorized, executed and delivered by it, and constitutes its valid, legal and binding obligation enforceable against it in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency or other similar laws of general application relating to or affecting the enforcement of creditors’ rights in general or by general principles of equity whether considered in a proceeding at law or equity;

(c)  its execution and delivery of, the performance and incurrence by it of its obligations and liabilities under, and the consummation by it of the other transactions contemplated by this Agreement do not and will not (i) violate any provision of its organizational documents, (ii) violate any applicable law, rule or regulation, (iii) violate any order, writ, injunction or decree of any court or governmental or regulatory authority or agency or any arbitral award applicable to it or its affiliates or (iv) result in a breach of, constitute a default under, require any consent under, or result in the acceleration or required prepayment of any indebtedness pursuant to the terms of, any agreement or instrument of which it is a party or by which it is bound or to which it is subject, or result in the creation or imposition of any lien upon any property of it pursuant to the terms of any such agreement or instrument, in the case of (i), (ii), (iii) or (iv) which could have a material adverse effect on the transactions contemplated hereby;

(d)  there are no legal or governmental actions, suits or proceedings pending or, to its actual knowledge, threatened against it before any court, administrative agency or tribunal which, if determined adversely to it, could reasonably be expected to adversely affect the ability of it to perform its obligations under this Agreement;

(e)  as of the Closing Date, the Buyer will (i) have sufficient cash in immediately available funds to pay the Cash Consideration required to be paid by the Buyer and all of its fees and expenses in order to consummate the Sale and Purchase and (ii) be duly authorized without the consent of any other Person to issue the Stock Consideration, such that upon issuance, such Stock Consideration will be duly and validly issued, fully paid and non-assessable;

(f)  the affirmative vote of the holders of a majority of the outstanding shares of Buyer Common Stock is the only vote of the holders of any class or series of equity securities of the Buyer necessary to approve the Merger and the Sale and Purchase;

(g)  attached as Schedule 12(g) are a true, correct and complete copy of the Buyer’s Articles of Incorporation and Bylaws;

(h)  as of the date hereof and as of the Closing Date immediately prior to the Merger, the Buyer has no shares of common stock or rights or warrants or any other instrument to acquire shares of common stock currently outstanding except as disclosed in Schedule 12(h), which shares of common stock, rights, warrants and instruments are necessary to fulfill its obligations in connection with Merger and the Sale and Purchase;

(i)  the Buyer acknowledges that it and its representatives have been permitted full and complete access to the books and records, facilities, equipment, Tax Returns, contracts, insurance policies (or summaries thereof) and other properties and assets of the SPVs that it and its representatives have desired or requested to see or review, and that it and its representatives have had a full opportunity to meet with such Employees and other representatives of the SPVs to discuss the business of the SPVs; the Buyer acknowledges that none of the SPVs, the Seller or any other Person has made any representation or warranty, expressed or implied, as to the SPV Shares, the Vessels or the SPVs furnished or made available to the Buyer and its representatives, except as expressly set forth in Section 11, and neither the Seller nor any other Person (including any officer, director, member or partner of the Seller) shall have or be subject to any liability to the Buyer, or any other Person, resulting from the Buyer’s use of any information, documents or material made available to the Buyer in any confidential information memoranda, “data rooms” (whether electronic or otherwise), management presentations, due diligence or in any other form in expectation of the transactions contemplated hereby; the Buyer acknowledges that, should the Closing occur, the Buyer shall acquire the SPVs and their respective Vessels in class pursuant to the rules of the applicable classification society with no overdue recommendations affecting class, except as otherwise expressly represented or warranted in Section 11 or in the Disclosure Letter; provided, however, that nothing in this Section 12(i) is intended to limit or modify the representations and warranties contained in Section 11 or in the Disclosure Letter; and the Buyer acknowledges that, except for the representations and warranties contained in Section 11 or in the Disclosure Letter, none of the SPVs, the Seller or any other Person has made, and the Buyer has not relied on any other express or implied representation or warranty by or on behalf of the SPVs or the Seller;

(j)  save as set out in Schedule 12(j) there are not now in existence any contracts, agreements, or understandings of any nature to which the Buyer is a party or by which it is or may become bound which give rise to any Liabilities which will survive the Merger (except to the extent as necessary to effect the Merger and the Sale and Purchase) and become the Liabilities of the Buyer, in whole or in part; Buyer agrees that its Liabilities with respect to the contractual obligations set forth in Schedule 12(j) (other than legal, accounting and auditing fees and expenses) will not exceed $7.15 million in the aggregate and expects legal, accounting and auditing fees and expenses not to exceed $1.25 million in the aggregate; but in the event that Buyer has reason to believe that legal, accounting and auditing fees and expenses will exceed $1.25 million, then Buyer shall notify Seller promptly of the amount by which it expects such Liabilities to exceed $1.25 million; and

(k)  no representation or warranty of the Buyer in this Agreement, nor any statement or certificate furnished or to be furnished to Seller pursuant to this Agreement or in connection with the transactions contemplated by this Agreement, or in respect of any filings made or to be made by the Buyer or EIAC with the SEC prior to the Closing, contains or will contain any untrue statement of a material fact, or omits or will omit to state a material fact necessary to make the statements contained herein or therein not misleading; provided that nothing in the foregoing representation shall be construed to include any actual untrue statement or actual omission made or incorporated by reference in any filings made or to be made by the Buyer or EIAC with the SEC (i) solely in reliance upon and in conformity with written information furnished to the Buyer or EIAC by the Seller (or any of its representatives) specifically for use therein or (ii) which otherwise relates to Seller, the SPVs, or their businesses (individually and combined), that the Seller has had the opportunity to review and has provided its written consent thereto as provided in Section 5(c) of this Agreement.

SECTION 13.  REPRESENTATIONS AND WARRANTIES OF EIAC.

EIAC hereby makes the following representations and warranties to the Seller and the Buyer as of the date hereof and as of the Closing Date (unless otherwise indicated):

(a)  it is duly organized and existing under the laws of the jurisdiction of its organization with full power and authority to execute and deliver this Agreement and to perform all of the duties and obligations to be performed by it under this Agreement;

(b)  this Agreement has been duly authorized, executed and delivered by it, and constitutes its valid, legal and binding obligation enforceable against it in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency or other similar laws of general application relating to or affecting the enforcement of creditors’ rights in general or by general principles of equity whether considered in a proceeding at law or equity;

(c)  its execution and delivery of, the performance and incurrence by it of its obligations and liabilities under, and the consummation by it of the other transactions contemplated by, this Agreement do not and will not (i) violate any provision of its organizational documents, (ii) violate any applicable law, rule or regulation, (iii) violate any order, writ, injunction or decree of any court or governmental or regulatory authority or agency or any arbitral award applicable to it or its affiliates or (iv) result in a breach of, constitute a default under, require any consent under, or result in the acceleration or required prepayment of any indebtedness pursuant to the terms of, any agreement or instrument of which it is a party or by which it is bound or to which it is subject, or result in the creation or imposition of any lien upon any property of it pursuant to the terms of any such agreement or instrument, in the case of (i), (ii), (iii) or (iv) which could have a material adverse effect on the transactions contemplated hereby;

(d)  there are no legal or governmental actions, suits or proceedings pending or, to its actual knowledge, threatened against it before any court, administrative agency or tribunal which, if determined adversely to it, could reasonably be expected to adversely affect the ability of it to perform its obligations under this Agreement;

(e)  other than the affirmative vote of the holders of a majority of the shares of common stock voted by the holders of shares issued in the IPO and Initial Private Placement, subject to public stockholders owning less than 30.0% of the total number of shares sold in the IPO and Initial Private Placement exercising their redemption rights (as described in the Prospectus), there is no other shareholder vote of the holders of any class or series of equity securities of EIAC necessary to approve the transactions contemplated hereby to be undertaken by EIAC hereunder;

(f)  EIAC acknowledges that it and its representatives have been permitted full and complete access to the books and records, facilities, equipment, Tax Returns, contracts, insurance policies (or summaries thereof) and other properties and assets of the SPVs that it and its representatives have desired or requested to see or review, and that it and its representatives have had a full opportunity to meet with such Employees and other representatives of the SPVs to discuss the business of the SPVs; EIAC acknowledges that none of the SPVs, the Seller or any other Person has made any representation or warranty, expressed or implied, as to the SPV Shares, the Vessels or the SPVs furnished or made available to EIAC and its representatives, except as expressly set forth in Section 11, and neither the Seller nor any other Person (including any officer, director, member or partner of the Seller) shall have or be subject to any liability to EIAC, or any other Person, resulting from EIAC’s use of any information, documents or material made available to EIAC in any confidential information memoranda, “data rooms” (whether electronic or otherwise), management presentations, due diligence or in any other form in expectation of the transactions contemplated hereby; EIAC acknowledges that, should the Closing occur, the Buyer shall acquire the SPVs and their respective Vessels in class pursuant to the rules of the applicable classification society with no overdue recommendations affecting class, except as otherwise expressly represented or warranted in Section 11 or in the Disclosure Letter; provided, however, that nothing in this Section 13(f) is intended to limit or modify the representations and warranties contained in Section 11 or in the Disclosure Letter; and EIAC acknowledges that, except for the representations and warranties contained in Section 11 or in the Disclosure Letter, none of the SPVs, the Seller or any other Person has made, and EIAC has not relied on any other express or implied representation or warranty by or on behalf of the SPVs or the Seller;

(g)  save as set out in Schedule 13(g) there are no contracts, agreements, or understandings of any nature to which EIAC is a party or by which it is or may become bound which give rise to any Liabilities which will survive the Merger (except to the extent as necessary to effect the Merger and the Sale and Purchase) and become the Liabilities of the Buyer, in whole or in part; Buyer agrees that its Liabilities with respect to the contractual obligations set forth in Schedule 13(g) (other than legal, accounting and auditing fees and expenses) will not exceed $7.15 million in the aggregate and expects legal, accounting and auditing fees and expenses not to exceed $1.25 million in the aggregate; but in the event that Buyer has reason to believe that legal, accounting and auditing fees and expenses will exceed $1.25 million, then Buyer shall notify Seller promptly of the amount by which it expects such Liabilities to exceed $1.25 million;

(h)  set out in Schedule 13(h) are all currently outstanding loans made by officers, directors or principal stockholders to EIAC.

(i)  as of the date hereof and as of the Closing Date immediately prior to the Merger, EIAC has no shares of common stock or rights or warrants or any other instrument to acquire shares of common stock currently outstanding except as disclosed in Schedule 13(i), which shares of common stock, rights, warrants and instruments represent the fully diluted capitalization of EIAC as of such dates and are necessary to fulfill its obligations in connection with Merger and the Sale and Purchase; and

(j)  no representation or warranty of EIAC in this Agreement, nor any statement or certificate furnished or to be furnished to the Seller pursuant to this Agreement or in connection with the transactions contemplated by this Agreement, or in respect of any filings made or to be made by EIAC or the Buyer with the SEC prior to the Closing, contains or will contain any untrue statement of a material fact, or omits or will omit to state a material fact necessary to make the statements contained herein or therein not misleading; provided that nothing in the foregoing representation shall be construed to include any actual untrue statement or actual omission made or incorporated by reference in any filings made or to be made by the Buyer or EIAC with the SEC (i) solely in reliance upon and in conformity with written information furnished to the Buyer or EIAC by the Seller (or any of its representatives) specifically for use therein or (ii) which otherwise relates to Seller, the SPVs, or their businesses (individually and combined), that the Seller has had the opportunity to review and has provided its written consent thereto as provided in Section 5(c) of this Agreement.

SECTION 14.  CONDITIONS PRECEDENT TO THE OBLIGATIONS OF THE SELLER.

The obligation of the Seller to sell and deliver the SPV Shares to the Buyer is subject to the satisfaction or waiver of the following conditions, which conditions are intended wholly for the benefit of the Seller:

(a)  Due Authorization, Execution and Delivery. This Agreement shall have been duly authorized, executed and delivered by the Buyer and EIAC, shall be in full force and effect and executed counterparts thereof shall have been delivered to the Seller.

(b)  Representations and Warranties. The representations and warranties of the Buyer and EIAC contained in this Agreement shall be true and correct on and as of the date hereof and the Closing Date.

(c)  Illegality. The performance of the transactions contemplated hereby upon the terms and subject to the conditions set forth in this Agreement shall not, in the reasonable judgment of the Seller, violate, and shall not subject the Seller or any Seller’s Affiliate or any SPV or Vessel to any material penalty or liability under, any law, rule or regulation binding upon any of them.

(d)  No Proceedings. No legal or governmental action, suit or proceeding shall have been instituted or threatened before any court, administrative agency or tribunal, nor shall any order, judgment or decree have been issued or proposed to be issued by any court, administrative agency or tribunal, to set aside, restrain, enjoin or prevent the consummation of this Agreement or the transactions contemplated hereby.

(e)  Performance of Obligations. EIAC and the Buyer shall have performed all obligations required of them under this Agreement in all material respects.

(f)  Merger.

(i)  EIAC shall have been merged with and into the Buyer on the terms disclosed in the Merger Proxy, the separate corporate existence of EIAC shall have ceased and the Buyer shall continue as the surviving corporation (the “Surviving Corporation”);

(ii)  the Certificate of Incorporation and By-laws of EIAC, as in effect immediately prior to the Effective Time, shall cease and the Articles of Incorporation and Bylaws of the Buyer shall be the Articles of Incorporation and Bylaws of the Surviving Corporation; and

(iii)  the board of directors of the Surviving Corporation shall consist of those persons elected to serve as directors in accordance with Section 9.

(g)  Shareholder Approval. Each of EIAC and the Buyer shall have received the required affirmative votes from its stockholders in favor of the Merger and the purchase of the SPV Shares as contemplated hereby.

(h)  Admission to Listing. The consent to the listing of the securities of the Buyer on the American Stock Exchange at and from the Effective Time shall have been obtained and a copy supplied to Seller.

(i)  Opinions of Counsel to Buyer. The Seller shall have received from counsel to Buyer opinions, customary for transactions of the type contemplated by the Merger and the Sale and Purchase, which opinions shall be in form and substance reasonably satisfactory to Seller.

(j)  Financing. The Financing shall have been made available to Buyer on the Closing Date.

(k)  Market Stand-off Agreement. Prior to the Closing Date, each of the Initial Stockholders, each of the executive officers and directors of the Buyer shall have executed and delivered to the Seller and the Buyer a market stand-off agreement in form and substance reasonably satisfactory to the Seller.

(l)  Initial Stockholders. The Seller shall have received the Initial Stockholders’ Undertaking duly executed by the Initial Stockholders, and the Seller and the Initial Stockholders shall have entered into an agreement, in form and substance reasonably satisfactory to the Seller, providing the Seller with a right of first refusal to purchase the Escrow Shares.

(m)  Employment Contracts. (i) The terms of the Employment Contracts shall have been mutually agreed by the Seller, the Buyer, EIAC and all Key Persons on or before the date of the filing of the Merger Proxy with the SEC, (ii) each Key Person shall have executed his Employment Contract on or before the Closing Date, and (iii) any pre-existing contracts of employment between EIAC and any officer, director, or other employee of EIAC and any pre-existing consulting agreement with any consultant to EIAC shall have been terminated without any liability thereunder being transferred to the Buyer in consequence of the Merger, the Sale and Purchase or otherwise.

(n)  Assigned Rights. The Seller shall have received documentation evidencing each SPVs assignment of the Assigned Rights.

(o)  Termination of Options. Outstanding options to purchase an aggregate of 2,688,750 shares of EIAC common stock granted to Mr. George Sagredos, and outstanding options to purchase an aggregate of 896,250 shares of EIAC common stock granted to Mr. Andreas Theotokis, shall be terminated and cancelled, and upon such termination and cancellation, neither EIAC nor the Buyer will have any further obligation under the corresponding option agreements covering the grants of such options.

(p)  Acknowledgment and Agreement. Each of George Sagredos, Marios Pantazopoulos, each holder of EIAC units received in the Initial Private Placement and Robert Ventures Limited shall have executed an Acknowledgment and Agreement.

(q)  Officer’s Certificates. Each of the Buyer and EIAC had have delivered to the Seller a certificate, signed by its President, dated as of the Closing Date, certifying the matters set forth in Sections 14(a), (b), (d), (e), (f), (g), (m)(iii), (o) and (s).

(r)  Minute Books. The Seller shall have received (i) a copy of the minute books of EIAC and Buyer and stock register of the Buyer, certified by their respective Secretaries or Assistant Secretaries as of the Closing Date and (ii) a copy of the stock register of EIAC, certified by its stock transfer agent as of the Closing Date.

(s)  Third Party Approvals. Each of EIAC and Buyer shall have obtained all Third Party Approvals, other than those Third Party Approvals that Seller is obligated to obtain pursuant to Section 15(s) of this Agreement.

SECTION 15.  CONDITIONS PRECEDENT TO THE OBLIGATIONS OF THE BUYER AND EIAC.

The obligation of each of the Buyer and EIAC to effectuate the Merger and to purchase the SPV Shares from the Seller is subject to the satisfaction or waiver of the following conditions, which conditions are intended wholly for the benefit of the Buyer and EIAC:

(a)  Due Authorization. Execution and Delivery. This Agreement shall have been duly authorized, executed and delivered by the Seller, shall be in full force and effect and executed counterparts thereof shall have been delivered to the Buyer.

(b)  Representations and Warranties. The representations and warranties of the Seller contained in this Agreement, as supplemented by the Disclosure Letter(s), shall be true and correct on and as of the date hereof and the Closing Date.

(c)  Illegality. The performance of the transactions contemplated hereby upon the terms and subject to the conditions set forth in this Agreement shall not, in the reasonable judgment of the Buyer and EIAC, violate, and shall not subject the Buyer or EIAC to any material penalty or liability under, any law, rule or regulation binding upon the Buyer or EIAC.

(d)  No Proceedings. No legal or governmental action, suit or proceeding shall have been instituted or threatened before any court, administrative agency or tribunal, nor shall any order, judgment or decree have been issued or proposed to be issued by any court, administrative agency or tribunal, to set aside, restrain, enjoin or prevent the consummation of this Agreement or the transactions contemplated hereby.

(e)  Performance of Obligations. The Seller shall have performed all obligations required of it under this Agreement in all material respects.

(f)  Shareholder Approval. Each of the Buyer and EIAC shall have received the required affirmative votes from its stockholders in favor of the Merger and the Sale and Purchase and the SEC shall have declared the Acquisition Registration Statement effective.

(g)  Opinion of Counsel to Seller. Buyer and EIAC shall have received from counsel to Seller an opinion, customary for transactions of the type contemplated by the Merger and the Sale and Purchase, which opinion shall be in form and substance reasonably satisfactory to Buyer and EIAC.

(h)  Resignations of Directors. Buyer and EIAC shall have received the resignations, effective as of the Closing, of all the directors and officers of each SPV, except for such persons as shall have been designated in writing prior to the Closing by the Buyer to the Seller.

(i)  Organizational Documents. Buyer and EIAC shall have received a copy of (i) the Certificates of Incorporation, as amended (or similar organizational documents), of each SPV, certified by the appropriate government official in the jurisdiction in which each such entity is incorporated or organized, as of a date not earlier than five days prior to the Closing Date accompanied, if available, by a certification by the appropriate government official that each such entity is validly existing and in good standing under the laws of the jurisdiction of its incorporation and accompanied by a certificate of the Secretary or Assistant Secretary of each such entity, dated as of the Closing Date, stating that no amendments have been made to such Certificate of Incorporation (or similar organizational documents) since such date, and (ii) the By-laws (or similar organizational documents) of each SPV, certified by a Director of each such entity.

(j)  Minute Books. Buyer and EIAC shall have received a copy of the minute books and stock register of each SPV, certified by their respective Secretaries or Assistant Secretaries as of the Closing Date.

(k)  Vessel Management Agreements. All management agreements and submanagement agreements that any SPV is party to or relating to any Vessel will be terminated on or prior to the Closing Date and new management agreements will be entered into as required by Section 9(c) of this Agreement.

(l)  No Material Adverse Effect. No event or events shall have occurred, or be reasonably likely to occur, which individually or in the aggregate have, or might reasonably be expected to have, a Material Adverse Effect.

(m)  SOC Escrow Agreement. The Seller, the Buyer and the Escrow Agent shall have executed the SOC Escrow Agreement (unless such execution is not required pursuant to Section 3(c)(ii)).

(n)  Employment Contracts. The terms of the Employment Contracts shall have been mutually agreed by the Seller, the Buyer, EIAC and all Key Persons on or before the date of the filing of the Merger Proxy with the SEC and each Key Person shall have executed his Employment Contract on or before the Closing Date.

(o)  Transcripts of Register. The Buyer and EIAC shall have received a Transcript of Register dated as of the Closing Date issued by the Hong Kong Shipping Registry evidencing each Vessel duly registered in the ownership of the relevant SPV free from any and all registered Liens except Permitted Liens;

(p)  Classification Status. The Buyer and EIAC shall have received a certificate issued by the Classification Society of each Vessel dated as of the Closing Date stating that such Vessel maintains its class free of overdue recommendations affecting class.

(q)  Insurances. The Buyer and EIAC shall have received evidence that each Vessel is properly insured in accordance with customary market practice for vessels of similar age and type and as required by the Carry-Over Financing.

(r)  SPV Share Ownership. The Seller and/or JVCo shall own all of the issued and outstanding ordinary shares of each SPV, free and clear of all Liens other than Liens created by the Carry-Over Financing.

(s)  Third Party Approvals. The Seller shall have obtained all Third Party Approvals and the consent or waiver of any party to a Carry-Over Financing, to the extent such consent or waiver is necessary to continue the financing arrangements thereby upon the consummation of the transactions contemplated hereby.

(t)  Officer’s Certificates. Seller shall have delivered to each of EIAC and Buyer a certificate, signed by a Director, dated as of the Closing Date, certifying the matters set forth in Sections 15(a), (b), (d), (e), (k), (l) (to the Knowledge of Seller), (s) and (u).

(u)  Seller Closing Conditions. All of the conditions set forth in Section 14 (other than Section 14(f)(ii)) shall have been met.

(v)  Assumption of Liabilities. The Buyer shall have received documentation evidencing the Seller’s Assumption of Liabilities.

(w)  Financing. The Financing shall have been made available to Buyer on the Closing Date.

(x)  Financing Private Placement. Seller shall have purchased or agreed to purchase at and subject to Closing the Financing Private Placement Units issued in the Financing Private Placement. Notwithstanding the foregoing, the number of Financing Private Placement Units actually purchased shall not exceed $50 million, and shall be the actual amount as is necessary to meet any capital threshold requirements of the Financing referred to in (x) immediately above.

SECTION 16.  FURTHER ASSURANCES AND OTHER MATTERS.

(a)  Each of the Seller, the Buyer and EIAC agrees, upon the request of the other party, at any time and from time to time, promptly to execute and deliver all such further documents, promptly to take and forbear from all such action, and to obtain all approvals, consents, exemptions or authorizations from such governmental agencies or authorities as may be necessary or reasonably appropriate in order to effect the Merger and the Sale and Purchase and to more effectively confirm or carry out the provisions of this Agreement and the other documents entered into in connection herewith.

(b)  Seller shall cooperate with and assist EIAC and Buyer in the preparation of the Merger Proxy and other documents required in connection therewith, which cooperation and assistance shall include, but not be limited to, providing appropriate representation letters, preparing and reviewing explanations and descriptions of Seller’s business and making available Seller’s financial and business information required to be included in the Merger Proxy pursuant to the rules and regulations under the Securities Act (including such additional audited and unaudited financial statements for each SPV and other related information with respect to any required periods (including the related Management’s Discussion and Analysis of Financial Conditions), provided that any financial statements and other related information shall be prepared at the sole cost of EIAC and the Buyer).

(c)  Seller will review the Merger Proxy and other documents required in connection therewith to assist EIAC and Buyer in their confirmation processes with respect to information that Seller has provided, and will further permit EIAC and Buyer to have access to such information as, in Buyer’s discretion, Buyer deems necessary to ensure that the Merger Proxy, Acquisition Registration Statement and Resale Registration Statement, as the case may be, do not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained therein not misleading.

(d)  Seller on behalf of itself and the SPVs hereby agrees that, except for any expenses which EIAC and/or the Buyer has agreed to pay under the terms of this Agreement on the earlier of the termination of this Agreement under Section 20 and the Closing Date, neither it nor any of the SPVs shall have any right, title, interest or claim of any kind (each, a “Trust Fund Claim”) in or to any monies that were at any time retained in the trust fund (the “Trust Fund”) established by EIAC for the benefit of the public stockholders and the underwriters of the IPO and hereby waive any Trust Fund Claim against any such monies which it may have in the future as a result of, or arising out of, any negotiations, contracts or agreements with EIAC and will not for any reason whatsoever seek recourse against the monies that are retained in the Trust Fund for such purposes. The obligations arising under this Section 16(d) shall survive the termination of this Agreement.

SECTION 17.  INDEMNITIES.

(a)  Subject to the terms and conditions of this Section 17 and the Closing having occurred, and notwithstanding anything to the contrary contained in this Agreement, the Seller hereby agrees to indemnify, defend and hold harmless the Buyer Indemnitees from and against all Losses asserted against, resulting to, imposed upon, or incurred by any Buyer Indemnitee by reason of, arising out of or resulting from:

(i)  the inaccuracy or breach of any representation or warranty of the Seller contained in or made pursuant to this Agreement, any Exhibits, Schedules or any certificate delivered by the Seller to the Buyer pursuant to this Agreement with respect hereto or thereto in connection with the Closing;

(ii)  the non-fulfillment or breach of any agreement, covenant or undertaking of the Seller or any SPV contained in this Agreement or any Ancillary Agreement;

(iii)  any Liability (other than the Carry-Over Financing) of an SPV attributable to the operations or actions of any SPV or the Seller occurring on or prior to the Closing Date; or

(iv)  Disclosed Legal Proceedings.

(b)  The Buyer shall notify the Seller of any Claim for which the Seller may have an indemnification liability under this Agreement as soon as reasonably possible, giving reasonable details, provided, however, that the failure to give such timely notice shall not affect the Buyer’s rights to indemnification hereunder, except to the extent the Seller is actually prejudiced by such failure. In the event of a Third Party Claim, the Seller shall have 30 days after the receipt of such notice to elect to undertake, conduct and control, through counsel of its own choosing and at its expense, the settlement or defense thereof, and the Buyer shall cooperate with the Seller in connection therewith; provided that:

(i)  the Seller acknowledges and agrees in writing that the indemnification provisions of this Section 17 apply to such Third Party Claim;

(ii)  the Seller shall permit the Buyer to participate in such settlement or defense through counsel chosen by the Buyer, provided that the fees and expenses of such counsel shall be borne by the Buyer;

(iii)  the Seller shall keep the Buyer advised as to the current status and progress of such settlement or defense;

(iv)  the Seller shall not, without the prior written consent of the Buyer (which consent shall not be unreasonably withheld or delayed), settle or compromise any such Third Party Claim or consent to the entry of any order, judgment, injunction, or consent decree in respect to such Third Party Claim; and

(v)  nothing herein shall require the Buyer to consent to any such settlement or compromise or to the entry of any order, judgment, injunction or consent decree which does not include as an unconditional term thereof the giving by the claimant or plaintiff to the Buyer a release from all liability in respect to such Third Party Claim or which affects the ability of the Buyer or any SPV to conduct its business operations after the date thereof.

So long as the Seller is diligently contesting any such Third Party Claim in good faith (and is otherwise complying with the conditions in the preceding sentence), the Buyer shall not pay or settle any such Third Party Claim. Notwithstanding the foregoing, the Buyer shall have the right to pay or settle any Third Party Claim, provided that in such event it shall waive any right to indemnity therefor by the Seller. If the Seller does not notify the Buyer within 30 days after the receipt of the Buyer’s written notice of a Third Party Claim that it elects to undertake the defense thereof (or does not otherwise comply with the conditions set forth in this Section 17(b)), the Buyer shall have the right to contest, settle or compromise the Third Party Claim in the exercise of its reasonable judgment at the expense of the Seller.

(c)  Seller’s indemnity shall include all Losses arising from any demands, claims, suits, actions, costs of investigation, notices of violation or noncompliance, causes of action, proceedings and assessments made by Third Parties whether or not ultimately determined to be valid. Solely for the purpose of determining the amount of any Losses (and not for determining any breach) for which any Buyer Indemnitee may be entitled to indemnification pursuant to this Section 17, any Losses recoverable in respect of a breach of representation or warranty contained in this Agreement that is qualified by a term or terms such as “material” or “materially,” or any equivalent qualification shall include all Losses that are recoverable in respect of such breach, and not only the “material” Losses or the Losses that relate to the part which is “material.” Any Buyer Indemnitee seeking indemnification under this Agreement shall take and shall cause its Affiliates and their respective directors and officers to take all commercially reasonable steps to mitigate the amount of any Losses upon becoming aware of any event which would reasonably be expected to, or does, give rise thereto, including incurring costs only to the minimum extent necessary to remedy the breach or inaccuracy which gives rise to such Losses.

(d)  The parties hereto acknowledge and agree that the remedies provided for in this Section 17 shall be their sole and exclusive remedy with respect to any Claims under this Agreement, except in respect of Taxes. The Buyer’s rights and remedies under this Section 17 or any other provision of this Agreement shall not exclude or limit any other remedies that may be available to it under any applicable law, such as (without limitation) the right to apply to a court of competent authority in any jurisdiction for relief by way of injunction or restraining order or the right to seek specific performance of this Agreement.

(e)  To the extent that a Claim indemnified by Seller under this Agreement is in effect paid in full (or if payment of such Claim is otherwise provided for to the reasonable satisfaction of the Buyer Indemnitee) by the Seller, the Seller (as the case may be) shall, to the extent permitted by law, be subrogated to the rights and remedies of the Buyer Indemnitee on whose behalf such Claim was paid or provided for (including the rights of such Buyer Indemnitee under its insurance) with respect to the transaction or event giving rise to such Claim. Should the Buyer Indemnitee receive any refund, reimbursement or other payment, in whole or in part, with respect to any Claim paid by or on behalf of Seller, such Buyer Indemnitee shall promptly pay the amount so received (but not an amount in excess of the amount Seller has paid or caused to be paid in respect of such Claim) plus interest thereon to the extent that such amount reimbursed included such interest less any Taxes (net after adjustment) as may be required to be paid with respect to such reimbursed amount.

(f)  [Intentionally omitted].

(g)  Seller shall have no liability (for indemnification or otherwise) with respect to any Claim under this Agreement (except in respect to Taxes):

(i)  until the total of all Losses with respect to such matters exceeds $5,000,000, after which Seller must indemnify the Buyer Indemnitees for the full amount of such Losses from the first dollar of such Losses; or

(ii)  made after the First Anniversary.

(h)  Seller’s aggregate liability (for indemnification or otherwise, except in respect of Taxes) with respect to Claims under this Agreement shall not exceed $25,000,000; provided that the limitation provided under this subclause (h) shall not apply to Claims made after the Closing arising under Section 11(a), (b), (d), (e), (f) and (i) of this Agreement or related thereto or Claims resulting from or due to fraud.

SECTION 18.  TAX RETURNS AND PRE-CLOSING TAXES AND STRADDLE PERIOD TAXES

(a)  Notwithstanding any provision of this Agreement to the contrary, all rights and remedies of the parties relating to Pre-Closing Taxes and Straddle Period Taxes, Losses arising from such Taxes and any other matter relating to such Taxes are set forth exclusively in this Section 18. The sole remedies, rights of payments and damages available with respect to such Taxes, Losses arising from such Taxes and any other matter relating to such Taxes are those set forth in this Section 18.

(b)  The Seller shall be liable for, and, subject to the provisions of this Section 18, shall pay, indemnify and hold harmless the Buyer Indemnitees, on an after-tax basis, against any and all Pre-Closing Taxes and any Losses arising from Pre-Closing Taxes. Seller shall be liable for, and subject to the provisions of this Section 18, shall pay, indemnify and hold harmless the Buyer Indemnitees, on an after-tax basis, against Seller’s Portion of any Straddle Period Taxes (including any amounts paid to Seller under Section 18(j)) in excess of the Reserved Tax Liability and any Losses arising therefrom.

(c)  The Seller shall have exclusive authority subject to the provisions of this Section 18 to prepare and file or cause to be prepared and filed all Pre-Closing Tax Returns for each SPV, including any Estimated Tax Returns due on or prior to the Closing Date.

(d)  The Seller shall prepare and duly and timely file or cause to be prepared and duly and timely filed all Pre-Closing Tax Returns for all SPVs. Each such Tax Return shall be true, correct and complete, shall be prepared in the same manner as the Tax Returns of the SPVs for the immediately preceding taxable year or period, and shall not make, amend or terminate any election without the prior written consent of the Buyer (which consent shall not be unreasonably withheld or delayed). The Seller shall duly and timely pay the Tax shown to be due on each such Tax Return. Promptly after the filing of each such Tax Return, Seller shall provide Buyer with a copy of the Tax Return, together with proof of the payment of the Tax shown thereon to be due.

(e)  The Buyer shall prepare (in accordance with the past practices of the relevant SPV, except to the extent required by law) the initial draft of all Straddle Period Tax Returns (other than Estimated Tax Returns due on or prior to the Closing Date) of each of the SPVs and shall submit such Tax Returns, along with a calculation of the Seller’s Portion of any Straddle Period Taxes relating to such Tax Returns (net of the Reserved Tax Liability for the relevant SPV and net of any Prepaid Taxes related to such Straddle Period Taxes), to the Seller for its approval no later than thirty (30) days prior to the due date thereof. No later than ten (10) days after the receipt of such Tax Return from the Buyer, the Seller shall notify the Buyer of any reasonable objections the Seller may have to items set forth in such draft Tax Returns and/or the calculation of the Sellers Portion of Straddle Period Taxes for which the Seller is responsible. The Buyer and Seller agree to consult and resolve in good faith any such objections, it being understood and agreed that in the absence of any such resolution, any and all such objections shall be in a manner consistent with the past practices with respect to such items unless otherwise required by law.

If the Seller and the Buyer cannot resolve any and all objections by the fifteenth (15th) day prior to the due date of the Straddle Period Tax Returns that are the subject of the dispute, the issue involved shall be submitted to an independent public accounting firm acceptable to both the Seller and the Buyer; provided, however, that if the dispute or disagreement involves a matter of legal interpretation, then upon the written consent of both parties (which shall not be unreasonably withheld or delayed by either of them), such dispute shall be resolved by such independent public accounting firm, provided that in the absence of such written consent, such independent accounting firm shall select an outside attorney (1) experienced in the relevant tax law and (2) mutually acceptable to the Seller and the Buyer (which acceptance shall not be unreasonably withheld or delayed by either of them) to resolve such dispute or disagreement. If the Seller and the Buyer cannot agree on an independent public accounting firm, the first Big Four Public Accounting Firm (on an alphabetical basis) that is not currently serving as the auditor of the Seller or the Buyer shall be selected to resolve the dispute. The Seller and the Buyer shall provide all necessary information to the independent accounting firm (or any outside attorney selected by such accounting firm), and shall instruct the independent accounting firm (or outside attorney selected by such accounting firm) to resolve the dispute, to the extent reasonably possible, no later than five 5 days prior to the due date of such Tax Returns. The decision of the independent public accounting firm (and any outside attorney selected by such accounting firm) in resolving the dispute shall be final and binding. The fees and expenses incurred with respect to the independent public accounting firm resolving the dispute shall be allocated fifty percent (50%) to the Seller and fifty percent (50%) to the Buyer. All other fees and expenses incurred in resolving the dispute shall be borne by the party hereto that incurs such fees and expenses.

Not later than three (3) days prior to the due date of the Straddle Period Tax Returns, the Seller shall pay to the Buyer the Seller’s Portion of Straddle Period Taxes in respect to such Tax Returns if such calculation shall not then be in dispute, provided that if any amount involved in such calculation shall then be in dispute under the provisions of the preceding paragraph, Seller shall pay to Buyer the amount in dispute, upon receipt of a written acknowledgement by the Buyer that it will repay to Seller any such amount promptly after a determination pursuant to the provisions of the preceding paragraph that Seller does not owe such amount.

(f)  For purposes of this Agreement, Taxes related to a Straddle Period shall be apportioned to the Seller (“Seller’s Portion”) for the period up to and including the close of the Closing Date and to the Buyer (“Buyer’s Portion”) for the period subsequent to the Closing Date, determined as follows:

(i)  in the case of real property and personal property Taxes on a per-diem basis; and

(ii)  otherwise, as determined from the books and records of the relevant SPV as though the taxable year of the SPV had terminated as of the close on the Closing Date but apportioning any annual exemption amount based on the relative number of days in the portion of the Straddle Period through and including the Closing Date and in the balance of the Straddle Period.

For avoidance of doubt, Seller’s Portion of any Straddle Period Taxes shall be determined without regard to any Prepaid Taxes or Reserved Tax Liability.

(g)  The Buyer shall have exclusive authority to prepare and file or cause to be prepared and filed all Tax Returns for all SPVs for all tax reporting periods that begin on or after the Closing Date. Notwithstanding any provision of this Agreement to the contrary, Buyer or any of its nominated subsidiaries also shall have exclusive authority to make a Section 338 Election in respect to the acquisition of the SPV Shares hereunder and to prepare and file or cause to be prepared and filed all Tax Returns in connection therewith.

(h)  The Seller and the Buyer agree that Tax Returns that would otherwise be filed for tax periods that begin on or prior to the Closing Date and which would otherwise end after the Closing Date will reflect a short taxable year for any SPV ending on the Closing Date in any federal, state, local or foreign taxing jurisdiction in which such tax year is allowed by administrative practice, whether or not required by law.

(i)  Each of the Buyer and Seller shall bear all costs incurred in preparing and filing the Tax Returns that such party is responsible to prepare and file under this Agreement.

(j)  To the extent that the Reserved Tax Liability shall exceed the Seller’s Portion of the Straddle Period Taxes (as determined under this Section 18), the Buyer shall pay the Seller such excess at the same time as the related Straddle Period Tax Return is filed.

(k)  The Buyer shall promptly notify the Seller in writing upon receipt by the Buyer or any Affiliate of the Buyer (including any SPV) of any communication with respect to any Tax Matter (or pending or threatened Tax Matter) relating to any Tax period beginning before the Closing Date. The Buyer shall include with such notification a complete copy of any written communication received by the Buyer or any affiliate of the Buyer in respect of such Tax Matter.

(l)  The Seller shall have the sole right to represent the interests of the any SPA, and the right to employ counsel of its choice at its expense and to make decisions with respect to negotiation, contest or settlements in any Tax Matter relating to any Pre-Closing Tax Returns for any SPV, provided that (i) the Seller acknowledges and agrees in writing that the indemnification provisions of this Section 18 apply to the Pre-Closing Taxes in dispute, (ii) the Seller shall permit the Buyer to participate in such settlement or defense through counsel chosen by the Buyer and at the Buyer’s expense, (iii) Seller shall keep the Buyer advised as to the current status and progress of such settlement or defense, and (iv) the Seller shall not, without the prior written consent of the Buyer (which shall not be unreasonably withheld or delayed) settle or compromise any such Tax Matter if any such settlement or compromise could affect any tax period other than a Pre-Closing Tax Period.

(m)  The Buyer and Seller shall jointly represent the interests of any SPV, and shall jointly employ mutually agreed counsel (with expenses divided in the proportions that the Seller’s Portion and the Buyer’s Portion are of the relevant Straddle Period Tax) and shall jointly make decisions with respect to negotiation, contest or settlements in any Tax Matter related to any Straddle Period Tax Return.

(n)  Beginning on the Closing Date, each of the Seller and the Buyer, on behalf of itself and each Affiliate, respectively, agrees to use good faith efforts to provide the other party hereto with such cooperation or information as such other party hereto reasonably shall request in connection with the determination of any payment or any calculations described in this Agreement and the preparation or filing of any Pre-Closing Tax Return or Straddle Period Tax Return. Such cooperation and information shall include preparing and submitting to the Seller (in a time frame consistent with past practice), at Buyer’s expense (other than Out-of-Pocket Expenses, which shall be paid by the Seller) all information within the control or possession of Buyer, any SPV or any Affiliate of any of them that the Seller shall reasonably request, in such form as the Seller shall reasonably request, to enable the Seller to prepare any Tax Returns required to be filed by the Seller pursuant to this Section 18.

(o)  Any request for information or documents pursuant to this Section 18 shall be made by the requesting party in writing. The other party hereto shall use reasonable efforts to promptly provide the requested information. Except as otherwise provided in this Agreement, the requesting party shall reimburse the other party for any Out-of-Pocket Expenses incurred by such party in connection with providing any information or documentation pursuant to this clause (o). Upon reasonable notice, each of the Seller and the Buyer (at its own expense other than Out-of-Pocket Expenses, which will be paid by the Seller) shall make its, or shall cause its Affiliates, as applicable, to make their, employees and facilities available on a mutually convenient basis to provide explanation of any documents or information provided hereunder. Any information obtained under this provision shall be kept confidential, except as otherwise reasonably may be necessary in connection with the filing of Tax Returns or in conducting any Tax Matter.

(p)  For at least three (3) years following the Closing Date, each party hereto will retain such records, documents, accounting data and other information (including computer data) in its possession in the ordinary course of business reasonably necessary for (i) the preparation and filing of all Pre-Closing Tax Returns and Straddle Period Tax Returns required to be filed by, on behalf of, or with respect to another party hereto, and (ii) any Tax Matters relating to such Pre-Closing Tax Returns, Straddle Period Tax Returns, or to any Pre-Closing Taxes payable by, on behalf of, or with respect to, another party hereto.

SECTION 19.  CONFIDENTIALITY AND ANNOUNCEMENTS.

(a)  The parties to this Agreement agree that the existence and terms of this Agreement are strictly confidential and further agree that they and their respective representatives shall not disclose to the public or to any third party the existence or terms of this Agreement or any other Confidential Information (as defined below) other than with the express prior written consent of the other party, except as may be required by applicable law, rule or regulation, or at the request of any Governmental Authority having jurisdiction over such party or any of its representatives, control persons or affiliates, including, without limitation, the rules and regulations of the SEC, the American Stock Exchange, or the NASD, or as may be required to defend any action brought against such person in connection with the transactions contemplated by this Agreement.

(b)  Notwithstanding the above, the Seller hereby consents to the filing by EIAC of a current report on Form 8-K with the SEC announcing the transaction contemplated by this Agreement upon the execution of this Agreement in such form as shall be agreed between EIAC and the Seller before the execution of this Agreement.

(c)  Any other press release or other public announcement by the Seller or EIAC or their respective representatives relating to the transactions contemplated by the Agreement shall be agreed between EIAC and the Seller prior to the public release or dissemination of same (such agreement not to be unreasonably withheld or delayed).

(d)  For the purposes of this Section 19, “Confidential Information” means any information relating to EIAC, the Buyer, the Seller, the SPVs, their directors, officers, representatives, employees, agents or advisers obtained whether before or after the date of this Agreement in any form from or pursuant to discussions with EIAC, the Buyer, the Seller, the SPVs, or any of their directors, officers, representatives, employees, agents or advisers unless it is publicly known either at the date of the disclosure or at any time thereafter (other than by breach of this Agreement).

SECTION 20.  TERM AND TERMINATION.

(a)  This Agreement shall terminate and be of no further force and effect upon the earlier to occur of:

(i)  satisfaction of all obligations of all parties to this Agreement;

(ii)  from and after May 14, 2008 (or such later date as determined by clause (b) below), mutual agreement in writing of the Seller and EIAC acting in good faith that the market has not reacted favorably to the transactions contemplated hereby (which may be determined by, among other things, average stock and warrant prices of EIAC over a 20 day period), such mutual agreement not be unreasonably withheld;

(iii)  in the event that the SEC has not cleared the Merger Proxy by July 21, 2008, notice by Seller to EIAC and Buyer that it has elected unilaterally to terminate this Agreement;

(iv)  in the event Captain Vanderperre and Mr. Fred Cheng are not appointed to the respective offices of Buyer set forth in Section 9(a) hereof, notice by Seller to EIAC and Buyer that it has elected unilaterally to terminate this Agreement; and

(v)  in the event that the Seller fails to obtain the Financing on or before December 17, 2007, by notice of Seller to EIAC and Buyer, or notice of Buyer and EIAC to Seller.

(b)  In the event the Audited Financial Statements and the Interim Financial Statements have not been prepared and delivered to EIAC by December 14, 2007, then the May 14, 2008 date referred to in Section 20(a) above shall be extended for the greater of (i) such period of time as shall equal the difference between December 14, 2007 and the date on which such financial statements (or the financial statements for a subsequent reporting period, in the event that the Interim Financial Statements are stale and cannot be used in the Merger Proxy) have been delivered to EIAC for inclusion in the Merger Proxy, and (ii) 15 calendar days.

(c)  Notwithstanding anything to the contrary set forth in this Agreement, Sections 17 and 19 hereof shall survive the termination of this Agreement and remain in full force and effect.

SECTION 21.  MISCELLANEOUS.

(a)  Notices. All notices provided hereunder shall be given in writing and either delivered personally or by courier service or by facsimile transmission,

if to the Buyer, to:
ENERGY INFRASTRUCTURE MERGER CORPORATION
c/o V&P Law Firm
15, Filikis Eterias Sq.,
106 73 Athens,
Greece
Attention: John Papapetros, Esq.
Fax No: 30 210 723 1462

if to EIAC, to:

ENERGY INFRASTRUCTURE ACQUISITION CORP.
1105 North Main Street
Suite 1300,
Wilmington, Delaware 19081
Attention: Ms. Susan Dub
Fax No: (302) 651-8423
or

ENERGY INFRASTRUCTURE ACQUISITION CORP.

Athens Office
1 Zissimopoulou + Poseidonos Ave.
GR-16674 Glyfada
Athens
Attention: Mr. Marios Pantazopoulos
Fax No: +30 210 89 83 929

with a copy (which shall not constitute notice) to:

Loeb & Loeb LLP
345 Park Avenue
New York, NY 10021
Attention: Mitchell Nussbaum, Esq.
Fax No: (212) 407-4990

if to the Seller to:

VANSHIP HOLDINGS LIMITED
C/o Univan Ship Management Limited
Suite 801 Asian House
1 Hennessy Road, Wanchai
Hong Kong
Attention: Captain C.A.J. Vanderperre
Fax No: (+852) 2861 0742

with a copy (which shall not constitute notice) to:

Watson, Farley & Williams (New York) LLP
100 Park Avenue, 31st Floor
New York, NY 10017
Attention: Daniel C. Rodgers, Esq.
Fax No: (212) 922-1512

or to such other address as the parties shall from time to time designate in writing. Any notice delivered personally or by fax shall be deemed given upon receipt (with confirmation of receipt required in the case of fax transmissions); any notice given by overnight courier shall be deemed given on the third Business Day after delivery to the overnight courier.

(b)  Governing Law. This Agreement shall be governed by and construed under the laws of the State of New York without regard to conflicts of laws principles.

(c)  Arbitration. Any controversy or claim arising out of or in conjunction with this Agreement shall be settled by arbitration in accordance with the Commercial Rules of the American Arbitration Association then in effect in the State of New York and judgment upon such award rendered by the arbitrator shall be final and binding upon the parties and may be entered and enforced in any court having jurisdiction thereof. The arbitration shall be held in the State of New York, New York County or such other location as mutually agreed before a panel of three (3) arbitrators, one selected by Seller, one selected jointly by Buyer and EIAC, and the third by the two (2) so chosen. The arbitration award shall include attorneys’ fees and costs to the prevailing party.

(d)  Survival. (i) All representations and warranties contained herein, as made, when made, shall survive the Closing (unless the damaged party knew of any misrepresentation or breach of warranty at the time of Closing, other than in the case of fraud); and (ii) Sections 6 and 9(d) hereof shall survive the Closing.

(e)  Headings. Headings used herein are for convenience only and shall not in any way affect the construction of, or be taken into consideration in interpreting, this Agreement.

(f)  Severability. Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof or affecting the validity or enforceability of such provision in any other jurisdiction.

(g)  No Trading. From the date of this Agreement, neither the Seller nor any Seller’s Affiliate, their respective officers, directors, employees, agents or representatives shall use any material non-public information of EIAC (including the existence and terms of this Agreement) to purchase, sell, make any short sale of, loan, grant any option for the purchase of, or otherwise transfer or dispose of any securities of EIAC.

(h)  Amendments in Writing. No amendment, modification, waiver, termination or discharge of any provision of this Agreement, or any consent to any departure by any of the Seller, the Buyer or EIAC from any provision hereof, shall in any event be effective unless the same shall be in writing and signed by the parties hereto, and each such amendment, modification, waiver, termination or discharge shall be effective only in the specific instance and for the specific purpose for which given. No provision of this Agreement shall be varied, contradicted or explained by any oral agreement, course of dealing or performance or any other matter not set forth in an agreement in writing and signed by the parties hereto.

(i)  Expenses. Each party shall be responsible for its own expenses in connection with the preparation, negotiation, execution and delivery of this Agreement, provided that the costs of preparing the Audited Financial Statements and the Interim Financial Statements and the costs of Seller's counsel shall be borne by Seller and reimbursed by the Buyer and/or EIAC to the Seller, upon the earlier of termination of this Agreement pursuant to Section 20 and the Closing, and the cost of any other audited or interim financial statements requested by SEC shall be borne by EIAC. Any stamp duties or other transfer or similar Taxes payable to any Governmental Authority in relation to the transfer of the SPV Shares to the Buyer shall be borne by the Buyer. No broker, agent, finder, consultant or other person or entity is entitled to be paid based upon any agreement made by any party in connection with any transaction contemplated hereby other than (i) Fortis Securities LLC, which Seller shall have the obligation to compensate (provided that on the Closing Date the Buyer shall issue to Fortis Securities LLC 200,000 shares of Buyer Common Stock (such shares forming part of the Stock Consideration) in partial satisfaction of the fees of Fortis Securities LLC)), and (ii) Maxim Group LLC and Investment Bank of Greece, which EIAC shall have the sole obligation to compensate. Each party shall indemnify the other for any claim by any third party to such payment.

(j)  Execution in Counterparts. This Agreement and any amendment, waiver or consent hereto may be executed by the parties hereto in separate counterparts (or upon separate signature pages bound together into one or more counterparts), each of which, when so executed and delivered, shall be an original, but all such counterparts shall together constitute one and the same instrument. All such counterparts may be delivered among the parties hereto by facsimile or other electronic transmission, which shall not affect the validity thereof.

(k)  Entire Agreement. This Agreement and the other documents referred to herein or therein, on and as of the date hereof, constitute the entire agreement of the parties hereto with respect to the subject matter hereof or thereof, and all prior understandings or agreements, whether written or oral between the parties hereto with respect to such subject matter (including, without limitation, the Memorandum of Understanding) are hereby superseded in their entirety.

(l)  Exhibits and Schedules. The exhibits attached hereto or any schedules referenced in this Agreement are incorporated by reference herein and shall have the same force and effect with respect to the provisions set forth therein as though fully set forth in this Agreement.

(m)  Successors and Assigns. This Agreement shall be binding upon, shall inure to the benefit of and shall be enforceable by the parties hereto and their respective successors and assigns; provided, that, except for permitted transferees of Registrable Securities, who shall be entitled to the benefits of Section 6 hereof, none of the Buyer, the Seller or EIAC may assign any of its obligations hereunder without the prior written consent of the other party or parties (as the case may be).

(n)  Non Waiver. Any failure at any time of either party to enforce any provision of this Agreement shall neither constitute a waiver of such provision nor prejudice the right of any party hereto to enforce such provision at any subsequent time.

(o)  Rights Against JVCo Shareholders. Each of EIAC and the Buyer hereby waive any right or cause of action it may have against any shareholder in JVCo other than Seller in respect of or arising from the Merger, the Sale and Purchase and/or any other transaction contemplated in connection therewith by this Agreement.

(p)  Acknowledgement of Prior Agreements. Buyer hereby acknowledges (i) that certain Registration Rights Agreement between EIAC and the Initial Stockholders dated as of July 17, 2006 ("Registration Rights Agreement") and (ii) that certain Subscription Agreement dated as of January 2, 2006, by and between the Company and George Sagredos, as amended, as subsequently assigned to Energy Corp. ("Initial Private Placement Subscription Agreement"), and hereby confirms such agreements and that upon the Merger agrees to honor and be bound by the obligations of EIAC under each such agreement, in accordance with the terms thereof, as if it were originally a party thereto.

(q)  Filing of Merger Proxy. Each of Seller, EIAC and Buyer agree to perform their respective best reasonable efforts in order that the preliminary filing of the Merger Proxy is made with the SEC no later than December 21, 2007.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized as of the day and date first above written.

ENERGY INFRASTRUCTURE ACQUISITION CORP.

By: _/s/ George P. Sagredos__
Name: George P. Sagredos
Title: President and Chief Operating Officer

ENERGY INFRASTRUCTURE MERGER CORPORATION

By: _/s/ George P. Sagredos__
Name: George P. Sagredos
Title: President

VANSHIP HOLDINGS LIMITED

By: _/s/ Captain C.A.J. Vanderperre__
Name: Captain C.A.J. Vanderperre
Title: Director

The following schedules to the Share Purchase Agreement have been omitted in accordance with Item 601(b)(2) of Regulation S-K. The Company agrees to furnish supplementally a copy of any omitted schedule to the Securities and Exchange Commission upon request.

Schedule 1 - Carry-Over Financing

Schedule 2 - Legal Proceedings

Schedule 11(c) - Required Consents

Schedule 11(d) - Ownership of SPV Shares

Schedule 11(f) - Vessels

Schedule 11(g) - Governmental Actions

Schedule 11(j) - Tax sharing or allocation agreements

Schedule 11(p) - Material Contracts

Schedule 11(q) - Defaults; Breaches of Material Contracts

Schedule 11(r) - Business Conduct

Schedule 11(z) - Bank Accounts

Schedule 12(g) - Buyer’s Corporate Documents

Schedule 12(h) - Buyer’s outstanding shares of common stock, rights and warrants

Schedule 12(j) - Buyer’s Contractual Liabilities

Schedule 13(g) - EIAC’s Contractual Liabilities

Schedule 13(h) - EIAC’s insider loans

Schedule 13(i) - EIAC’s outstanding shares of common stock, rights and warrants and shares outstanding on a fully diluted basis